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Rockwell Collins, Inc.

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December 16, 2013

Dear Shareowner:
You are cordially invited to attend the 2014 Annual Meeting of Shareowners of the Corporation.
The meeting will be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Thursday, February 6, 2014, at 11:00 a.m. (Central Standard Time). At the meeting we will present a current report of the activities of the Corporation followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or inquire about the affairs of the Corporation that may be of interest to shareowners generally.
If you plan to attend the meeting, please indicate your desire in one of the ways described in the box on the last page of the Proxy Statement.
We sincerely hope that as many shareowners as can conveniently attend will do so.
Sincerely yours,

Clayton M. Jones	Robert K. Ortberg
Non-Executive Chairman of the Board	Chief Executive Officer and President

Notice of 2014 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL COLLINS, INC.:
Notice Is Hereby Given that the 2014 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held at the Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Thursday, February 6, 2014, at 11:00 a.m. (Central Standard Time) for the following purposes:

(1)	to elect the three nominees named in the accompanying proxy statement as members of the Board of Directors of the Corporation with terms expiring at the Annual Meeting in 2017;

(2)	to consider and vote upon a proposal to approve an advisory resolution relating to executive compensation;

(3)	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Corporation for fiscal year 2014;

(4)	to consider and vote upon a proposal to amend the Corporation’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of all directors; and

(5)	to transact such other business as may properly come before the meeting.
Only shareowners of record at the close of business on December 9, 2013 will be entitled to notice of, and to vote at, the meeting.
By order of the Board of Directors.
Gary R. Chadick
Secretary
December 16, 2013
Note: The Board of Directors solicits votes by mail or by use of our telephone or Internet voting procedures.

2013 Rockwell Collins Proxy Statement | 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareowners
Date and Time:
February 6, 2014
11:00 a.m. (Central Standard Time)
Place:
Cedar Rapids Marriott
1200 Collins Road NE
Cedar Rapids, IA
Record Date:
December 9, 2013
Meeting Agenda

•	CEO business update

•	Election of three director nominees

•	Advisory vote on executive compensation

•	Vote on the proposal to approve the selection of Deloitte & Touche LLP as our auditors

•	Vote on the proposal to approve amendments to declassify the Board of Directors

•	Question and answer session

Proposals for Voting	Board Vote Recommendation	Page Reference (for more details)
Election of three directors	FOR	5
Advisory vote on executive compensation	FOR	49
Approve Deloitte & Touche LLP as our auditors	FOR	51
Approve amendments to declassify Board	FOR	52

Board Nominees
The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors, unless otherwise determined in accordance with the majority voting policy described under the heading “Voting for Directors.”

2 | Rockwell Collins, Inc.

PROXY STATEMENT SUMMARY

Name	Age	DirectorSince	Occupation	Experience/Qualifications	Independent	Committee Membership
Chris A. Davis	63	2002	Former General Partner, Forstmann Little & Co.	Leadership, Management, Financial Expertise	Yes	Audit (Chairman), Executive

Ralph E. Eberhart	66	2007	Chairman and President, Armed Forces Benefit Assoc.	Leadership, Management, Military Experience	Yes	Compensation, Technology

David Lilley	66	2008	Retired Chairman and CEO, Cytec Industries Inc.	Leadership, Management, International Experience	Yes	Audit, Board Nominating and Governance
During the fiscal year, each nominee attended at least 95% of the meetings of the Board and Committees on which he or she serves.
Advisory Vote on Executive Compensation
We are asking our shareowners to approve a non-binding advisory resolution, often referred to as “say on pay,” relating to our named executive officer compensation for fiscal year 2013. Last year, 96.3% of the votes cast, not including abstentions and broker non-votes, voted to approve our named executive officers’ compensation for fiscal year 2012. The design of our 2013 executive compensation program is largely unchanged from 2012 and continues to emphasize pay-for-performance.
Independent Auditors
We are asking our shareowners to approve the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2014. Last year, 99% of the votes cast, not including abstentions, voted to approve Deloitte LLP as our independent auditors for fiscal year 2013.
Amendments to Declassify the Board of Directors
We are asking shareowners to approve amendments to our Restated Certificate of Incorporation to declassify our Board of Directors. Last year, a shareowner submitted a non-binding proposal urging the Board of Directors to take action to declassify the Board of Directors. 92.3% of the votes cast (not including abstentions and broker non-votes) and 62.4% of our outstanding shares voted in favor of declassification. The Board is now taking the action necessary to amend the Corporation’s governing documents to declassify the Board of Directors in accordance with these results. The amendments provide for the elimination of the classification of the Board of Directors over a three-year period and the annual election of all directors beginning with the 2017 Annual Meeting of Shareowners. The affirmative vote of at least 80% of our outstanding shares is required to approve the amendments.
2014 ANNUAL MEETING OF SHAREOWNERS
The 2014 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held on February 6, 2014, for the purposes set forth in the accompanying Notice of 2014 Annual Meeting of Shareowners.
This statement and the accompanying proxy, that are first being sent to shareowners on or about December 19, 2013, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareowner’s shares, those shares will be voted as specified. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise at the meeting by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures or by attending the meeting and voting in person.

2013 Rockwell Collins Proxy Statement | 3

VOTING SECURITIES
Only shareowners of record at the close of business on December 9, 2013, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On December 9, 2013, we had outstanding 135,188,308 shares of our Common Stock, par value $0.01 per share. Each holder of our Common Stock is entitled to one vote for each share held. We have no other class or series of shares currently outstanding other than our Common Stock.
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation currently provides that the Board of Directors shall generally consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. The three directors in Class I who are elected at the 2014 Annual Meeting will serve for a term expiring at our Annual Meeting in the year 2017. The four directors in Class II and the three directors in Class III are serving terms expiring at our Annual Meetings in 2015 and 2016, respectively.
It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the three nominees specified in Class I - Nominees for Directors with Terms Expiring in 2017 (Chris A. Davis, Ralph E. Eberhart and David Lilley), each of whom now serves as a director with a term extending to the 2014 Annual Meeting and until a successor is elected and qualified. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.
The proposal to approve amendments to our Restated Certificate of Incorporation to declassify our Board of Directors will not affect the election of Class I directors at the 2014 Annual Meeting.

4 | Rockwell Collins, Inc.

GOVERNANCE

INFORMATION AS TO NOMINEES FOR DIRECTORS
AND CONTINUING DIRECTORS
Shown below for each nominee for director and each continuing director, as reported to us as of December 9, 2013, are the nominee’s or continuing director’s name, age and principal occupation; the position, if any, with us; the period of service as a director of our company; other public company directorships held within the past five years; the committees of the Board of Directors on which the nominee or continuing director serves, and experiences, qualifications, attributes or skills that qualify the nominee or continuing director to serve as a director.

CLASS I - NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2017

Experiences, qualifications, attributes and skills:
• Management and leadership experience as past Chair, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of McLeodUSA, as well as Executive Vice President and Chief Financial Officer of Gulfstream
• Financial and management oversight experience of portfolio investments at Forstmann Little and audit committee experience on various boards

Chris A. Davis

Ms. Davis is the Chairman of the Audit Committee and a member of the Executive Committee. She served as a General Partner with Forstmann Little & Co. (private equity firm) from October 2005 to July 2012 after having served them as a Special Limited Partner since August 2001. She served as Chairman of McLeodUSA Incorporated (telecommunications) from August 2005 to January 2006, Chairman and Chief Executive Officer of McLeodUSA from April 2002 to August 2005 and Chief Operating and Financial Officer of McLeodUSA from August 2001 to April 2002. She served as Executive Vice President, Chief Financial and Administrative Officer of ONI Systems (telecommunications) from May 2000 to August 2001. She served as Executive Vice President, Chief Financial and Administrative Officer and director of Gulfstream Aerospace Corporation (business aircraft) from July 1993 to April 2000. She is a member of the Board of Directors of Cytec Industries, Inc. and is a former director of Aviall, Inc., IMG Worldwide, 24 Hour Fitness, ENK International and Wolverine Tube, Inc.

Age: 63 Director since Feb. 2002 Independent
Former General Partner, Forstmann Little & Co.

Experiences, qualifications, attributes and skills:
• Experience in leadership, operations and technology in the U.S. Defense Department from 36 years of experience in the U.S. Air Force and senior positions in the U.S. Military, including assignments as Commander of NORAD and U.S. Northern Command
• Knowledge of financial services and life insurance industries as Chairman and President of the Armed Forces Benefit Association

Ralph E. Eberhart

General Eberhart is a member of the Technology Committee and the Compensation Committee. He has been President of the Armed Forces Benefit Association since 2005 and Chairman and President since February 2009. He served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. His active military career spanned 36 years. He is a member of the Board of Directors of VSE Corporation, Jacobs Engineering Group Inc. and Triumph Group, Inc., and he is a director of several private companies.

Age: 66 Director since Nov. 2007 Independent
Chairman and President, Armed Forces Benefit Association

2013 Rockwell Collins Proxy Statement | 5

Experiences, qualifications, attributes and skills:
• U.S. and international management and leadership experience as past Chairman and CEO of Cytec Industries
• Global business perspective, operational knowledge and financial experience

David Lilley

Mr. Lilley is a member of the Audit Committee and Board Nominating and Governance Committee. He served as Chairman of Cytec Industries (specialty chemicals and materials) from January 1999 to December 2008, Chief Executive Officer of Cytec Industries from May 1998 to December 2009, and Non-Executive Director of Cytec Industries from January 2009 through April 2009. He was President of Cytec Industries from January 1997 through June 2008. From 1994 until January 1997, he was a Vice President of American Home Products Corporation, responsible for its Global Medical Device business. Prior to that he was a Vice President and a member of the Executive Committee of American Cyanamid Company (medical and agricultural products). Mr. Lilley is also a director of Public Service Enterprise Group Inc. and Tesoro Corporation and a former director of Arch Chemicals, Inc.

Age: 66 Director since Dec. 2008 Independent
Retired Chairman and Chief Executive Officer, Cytec Industries Inc.

CLASS II - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2015

Experiences, qualifications, attributes and skills:
• Experience in management, leadership and manufacturing as an executive and vice chairman of The Dow Company
• Experience with a variety of domestic and international business matters

Anthony J. Carbone

Mr. Carbone has served as our Lead Independent Director since November 2012. He is the Chairman of the Compensation Committee and the Executive Committee. Mr. Carbone served as Vice Chairman of the Board of Directors of The Dow Chemical Company (chemical, plastic and agricultural products) from February 2000 to October 2005 and Senior Consultant of Dow from November 2000 to October 2005. He served as Executive Vice President of Dow from November 1996 to November 2000. He is a former member of the American Chemical Society and former Board Member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has served on the Advisory Council of the Heritage Foundation.

Age: 72 Director since Jun. 2001 Independent
Retired Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company

6 | Rockwell Collins, Inc.

GOVERNANCE

Experiences, qualifications, attributes and skills:
• Leadership, management and aerospace and defense industry knowledge and experience as former CEO and President and business leader of Rockwell Collins
• Strategic and business acumen, operational execution and communication skills

Clayton M. Jones

Non-Executive Chairman of the Board. Mr. Jones has served as our Non-Executive Chairman of the Board since July 2013. He was our Chief Executive Officer from June 2001 until July 2013 and has served as our Chairman of the Board since June 2002. He also served as our President from June 2001 to September 2012. He serves as a director of Deere & Company and Cardinal Health, Inc. He also serves as a director or member of a number of professional and civic organizations.

Age: 64 Director since Mar. 2001
Chairman and Former Chief Executive Officer of the Corporation

Experiences, qualifications, attributes and skills:
• Leadership, management and aerospace and defense industry knowledge and experience as CEO and President of Rockwell Collins and through his previous Rockwell Collins positions
• Strategic and business acumen, engineering and program management experience and operational execution

Robert K. Ortberg

Mr. Ortberg is a member of the Executive Committee. He has been our Chief Executive Officer since August 2013 and has served as our President since September 2012. He served as our Executive Vice President, Chief Operating Officer, Government Systems from February 2010 to September 2012 and as our Executive Vice President, Chief Operating Officer, Commercial Systems from October 2006 to February 2010. He served as a director of Bucyrus International, Inc., from July 2008 to July 2011. He serves on the Board of Directors for FIRST® (For Inspiration and Recognition of Science and Technology) and the Hawkeye Council of the Boy Scouts of America.

Age: 53 Director since Aug. 2013
Chief Executive Officer and President of the Corporation

Experiences, qualifications, attributes and skills:
• Leadership and operations experience as CEO of Global Smarts, Inc.
• Experience with developing technology plans and the transition of advanced technology into business opportunities

Cheryl L. Shavers

Dr. Shavers is Chairman of the Technology Committee and a member of the Board Nominating and Governance Committee. Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (business advisory services) since February 2001. She also serves as a Director of ATMI, Inc. and served on the Advisory Board for E.W. Scripps Company. She served as Under Secretary of Commerce for Technology for the United States Department of Commerce from November 1999 to February 2001 after having served as its Under Secretary Designate from April 1999 to November 1999. She served as Sector Manager, Microprocessor Products Group for Intel Corporation prior to April 1999. She served as Non-Executive Chairman of BitArts Ltd. from 2001 to December 2003.

Age: 59 Director since Sep. 2002 Independent
Chairman and Chief Executive Officer, Global Smarts, Inc.

2013 Rockwell Collins Proxy Statement | 7

CLASS III - CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2016

Experiences, qualifications, attributes and skills: • Management, leadership and business acumen as past Chairman and Chief Executive Officer of CDW Corporation • Aerospace and international experiences
John A. Edwardson

Mr. Edwardson is a member of the Compensation Committee and the Technology Committee. Mr. Edwardson was Chairman of the Board of Directors of CDW Corporation, a provider of technology solutions from 2001 to December 2012 and from 2001 to 2011 he also served as CDW’s Chief Executive Officer. Prior to joining CDW, he served as Chairman and Chief Executive Officer of Burns International Services Corporation (a security company) from 1999 to 2000 and as a Director (1994–1998), President (1994–1998) and Chief Operating Officer (1995–1998) of UAL Corporation and United Airlines. Prior to UAL Corporation and United Airlines, he served as Executive Vice President and Chief Financial Officer of Ameritech Corporation. He is currently on the Board of Directors of FedEx Corporation, the University of Chicago, The Art Institute of Chicago and is a member of the board of other professional and civic organizations.

Age: 64 Director since Nov. 2012 Independent
Former Chairman of the Board, CDW Corporation

Experiences, qualifications, attributes and skills: • Experience in management and leadership as Dean of business schools • Business acumen and corporate governance knowledge
Andrew J. Policano

Dr. Policano is the Chairman of the Board Nominating and Governance Committee and a member of the Audit Committee. Dr. Policano served as the Dean of The Paul Merage School of Business, University of California-Irvine from August 2004 to July 2013 and serves as Dean’s Leadership Circle Professor and Director, Center for Investment and Wealth Management. Prior thereto, he served on the faculty and as Dean at the School of Business, University of Wisconsin-Madison. Dr. Policano is a director of Badger Meter, Inc., a Trustee of Payden & Rygel (Investment Manager) and a former director of Physicians Insurance Company of Wisconsin. He is a member of the board of other professional and civic organizations.

Age: 64 Director since Apr. 2006 Independent
Former Dean, current Dean’s Leadership Circle Professor and Director, Center for Investment and Wealth Management, The Paul Merage School of Business, University of California-Irvine

8 | Rockwell Collins, Inc.

GOVERNANCE

Experiences, qualifications, attributes and skills:
• Management, leadership and aerospace industry experience as past President and Chief Executive Officer of Spirit AeroSystems Holdings, Inc.
• Operational, strategy and international experience

Jeffrey L. Turner

Mr. Turner is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Turner has been a director of Spirit AeroSystems Holdings, Inc. (commercial aerospace assemblies and components) since November 2006, and served as its President and Chief Executive Officer from June 2005 to April 2013, he also served as President and Chief Executive Officer of Spirit AeroSystems, Inc. Mr. Turner joined The Boeing Company in 1973, and was appointed as Vice President/General Manager of Boeing, Wichita Division in November 1995. Prior to his appointment as Vice President/General Manager of Boeing Wichita Division, Mr. Turner held various management positions in systems development, quality, production, services and finance in Boeing Computer Services, Boeing Military Airplane Company and Boeing Commercial Airplane Company. Mr. Turner currently serves on the Board of Directors of INTRUST Financial Corporation.

Age: 62 Director since Apr. 2011 Independent
Former President and Chief Executive Officer, Spirit AeroSystems Holdings, Inc.

The Board of Directors recommends that you vote “FOR” the election as directors of the three Class I nominees named above, presented as item (1) on the accompanying proxy card.

2013 Rockwell Collins Proxy Statement | 9

CORPORATE GOVERNANCE: BOARD OF DIRECTORS AND COMMITTEES
Our business is managed through the oversight and direction of our Board of Directors. Our Board seeks to maintain high corporate governance standards.
We continue to enhance our corporate governance structure based upon a review of recommended best practices and in light of regulatory activity. Our corporate governance documents are available free of charge on our website at www.rockwellcollins.com under the Investor Relations tab and within the Corporate Governance link. We will provide, without charge, upon written request, copies of our corporate governance documents. These documents include our Restated Certificate of Incorporation, By-Laws, Board of Directors Guidelines on Corporate Governance, Committee Charters, Board Membership Criteria, Code of Ethics, Categorical Standards and Policy for Director Independence, and Related Person Transaction Policy.
Leadership Structure
Mr. Jones is the Non-Executive Chairman of the Board. Prior to his retirement in July 2013, Mr. Jones served as both our CEO and Chairman. The Board does not have a specific policy regarding the separation or combination of the roles of Chairman and CEO. It believes that it is in the Company's best interests to maintain flexibility to have any individual serve as Chairman based on what is in the Company's best interests at a given point in time, rather than mandating a particular leadership structure. The Board believes its programs for overseeing risk, as described below under “Board's Role in Risk Oversight,” and corporate governance structure would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure.
To ensure effective independent leadership, our independent directors meet regularly in executive sessions without the presence of management. Mr. Carbone as lead independent director and Chairman of the Executive Committee, or a director designated by the independent directors who has the relevant background to lead the discussion of a particular matter, chairs these sessions. In addition, the independent directors review and advise management regarding the schedule and agendas for Board and Committee meetings. Moreover, the independent directors participate in the annual review of the CEO’s performance.
Lead Independent Director
Since November 2012, Mr. Carbone has served as our Chairman of the Executive Committee and our lead independent director at executive sessions of the Board of Directors. His responsibilities include:

•	Chairing executive sessions of the independent directors

•	Serving as the liaison between management and the independent directors (including communicating, to the extent appropriate, matters emanating from the executive sessions of the independent directors)

•	Reviewing and providing input on Board of Directors meeting agenda items

•	Advising on the quality, quantity and timeliness of information supplied by management to the independent directors

•	Having authority to call meetings of the independent directors

•	Being available for consultation and direct communication with major shareowners to the extent the Board of Directors deems it appropriate
Board Independence
The Board of Directors has determined that no director other than Messrs. Jones and Ortberg has a material relationship with the Corporation. Accordingly, eight of our ten directors are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules.
The standards relied upon by the Board in affirmatively determining whether a director is independent are primarily comprised of those objective standards set forth in the NYSE and SEC rules. In addition to these rules, the Board has adopted Categorical Standards and Policy for Director Independence to assist it in making determinations regarding the independence of its members.

10 | Rockwell Collins, Inc.

GOVERNANCE

In fiscal years 2011, 2012 and 2013, we purchased computer-related equipment from CDW Corporation. Mr. Edwardson was its Chairman from 2001 to December 2012 and served as its Chief Executive Officer from 2001 to 2011. The purchases totaled approximately $500,000 or less in each of these years. CDW Corporation had consolidated gross revenues ranging from $8.8 billion to $10.1 billion over 2010 - 2012. Since these purchases were well below 2% of CDW Corporation’s consolidated gross annual revenues, the Board determined that Mr. Edwardson’s independence was not impaired under the Commercial Relationship standard in our Categorical Standards and Policy for Director Independence.
In August 2013, we entered a purchase agreement to acquire ARINC Incorporated ("ARINC") for $1.39 billion. Mr. Eberhart is a director of ARINC. Mr. Eberhart recused himself from all Board and Committee discussions relating to our pending acquisition of ARINC.

Board Meetings and Attendance
In fiscal year 2013, the Board of Directors held ten meetings and acted on six occasions by unanimous written consent in lieu of a meeting. All of our directors attended at least 95% of the meetings of the Board and the Committees on which they served. In addition, non-Committee directors routinely attend and participate in discussions at Committee meetings. Directors are expected to attend the Annual Meeting of Shareowners. Last year, all of our then serving directors attended the 2013 Annual Meeting of Shareowners.
Board Committees
The Board has established five Committees whose principal functions are briefly described below. The specific functions and responsibilities of each Committee are outlined in more detail in its charter, which is available in the Investor Relations section of our website at www.rockwellcollins.com.

Audit Committee
The Audit Committee has three independent directors. It assists the Board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The Audit Committee:

• has sole authority to appoint or replace our independent auditors, with that appointment being subject to shareowner approval
• has sole authority to approve in advance the fees, scope and terms of all audit and non-audit engagements with our independent auditors
• monitors compliance of our employees with our standards of business conduct and conflicts of interest policies
• meets at least quarterly with our senior executive officers, the head of our internal audit department and our independent auditors
Number of meetings in 2013: 8

Committee Members: Chris A. Davis (C, I) David Lilley (I) Andrew J. Policano (I)
C: Chairman; I: Independent

2013 Rockwell Collins Proxy Statement | 11

Compensation Committee
The Compensation Committee has four independent directors. The principal functions of the Compensation Committee are to:

• determine compensation for the CEO and other senior executives;
• evaluate the performance of the CEO and other senior executives;
• review and approve the design and competitiveness of compensation plans, executive benefits and perquisites;
• review and approve goals under the annual and long-term incentive plans;
• review and evaluate compensation arrangements to assess whether they could encourage unreasonable risk taking;
• oversee the Corporation’s annual and long-term incentive plans and deferred compensation plans;
• periodically review and make recommendations to the Board regarding the competitiveness of director compensation;
• retain, compensate and terminate, in its sole discretion, an independent compensation consultant used to assist in the evaluation of director, CEO or senior executive compensation; and
• review the Corporation’s Compensation Discussion and Analysis
Number of meetings in 2013: 6

Committee Members: Anthony J. Carbone (C, I) Ralph E. Eberhart (I) John A. Edwardson (I) Jeffrey L. Turner (I)
C: Chairman; I: Independent

Board Nominating and Governance Committee
The Board Nominating and Governance Committee has four independent directors. For more information regarding the Committee’s role in director nominations, see “Director Nominations” below. The principal functions of the Committee are to:

• seek, consider and recommend qualified candidates for election as directors and recommend a slate of nominees for election as directors at the Annual Meeting;
• periodically prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees (“Board Membership Criteria”);
• review and make recommendations on matters involving the general operation of the Board and our corporate governance;
• annually recommend nominees for each committee of the Board;
• annually facilitate the assessment of the Board’s performance as a whole and of the individual directors and reporting thereon to the Board; and
• retain and terminate any search firm to be used to identify director candidates.
Number of meetings in 2013: 4

Committee Members: Andrew J. Policano (C, I) David Lilley (I) Cheryl L. Shavers (I) Jeffrey L. Turner (I)
C: Chairman; I: Independent

12 | Rockwell Collins, Inc.

GOVERNANCE

Technology Committee
The Technology Committee has three independent directors. The principal functions of the Technology Committee are to:

• review and provide guidance on important technology-related issues;
• review our technology competitiveness;
• review the strength and competitiveness of our engineering processes and disciplines;
• review our technology planning processes to support our growth objectives; and
• review our focus on engineering leadership and critical technologists development and replacement planning.
Number of meetings in 2013: 2

Committee Members: Cheryl L. Shavers (C, I) Ralph E. Eberhart (I) John A. Edwardson (I)
C: Chairman; I: Independent

Executive Committee
The Executive Committee has four directors. The Committee may exercise all of the powers of the Board of Directors, except it has no power or authority to adopt, amend or repeal any sections or articles of our By-Laws or Restated Certificate of Incorporation; elect or remove officers, or fill vacancies in the Board of Directors or in committees; fix compensation for officers, directors or committee members; amend or rescind prior resolutions of the Board; make recommendations to shareowners or approve transactions that require shareowner approval; issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock (other than pursuant to a specific delegation of authority from the Board related to a shelf registration statement) or take certain other actions specifically reserved for the Board.
The principal function of the Executive Committee is to:

The principal function of the Executive Committee is to discharge certain responsibilities of the Board of Directors between meetings of the Board of Directors.	Number of meetings in 2013: 3

Committee Members: Anthony J. Carbone (C, I) Chris A. Davis (I) Clayton M. Jones Robert k. Ortberg
C: Chairman; I: Independent

2013 Rockwell Collins Proxy Statement | 13

The membership of each committee as of December 9, 2013 is listed below.

	Audit	Compensation	Board Nominating and Governance	Technology	Executive
Anthony J. Carbone		C			C
Chris A. Davis	C				●
Ralph E. Eberhart		●		●
John A. Edwardson		●		●
Clayton M. Jones					●
David Lilley	●		●
Robert K. Ortberg					●
Andrew J. Policano	●		C
Cheryl L. Shavers			●	C
Jeffrey L. Turner		●	●
C: Chairman
Director Nominations
The Board Nominating and Governance Committee is responsible for identifying individuals who meet the Board’s membership criteria and recommending to the Board the election of such individuals. The Committee identifies qualified candidates in many ways including using outside search firms and by receiving suggestions from directors, management and shareowners. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Board Nominating and Governance Committee, c/o the Secretary of the Corporation at our corporate headquarters in Cedar Rapids, Iowa, giving the candidate’s name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. In addition to recommending nominees to the Committee, shareowners may also propose nominees for consideration at shareowner meetings. These nominee proposals must be provided timely and otherwise meet the requirements set forth in our By-Laws. See “Shareowner Proposals for Annual Meeting in 2015” set forth later in this proxy statement.
The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees identified by the Corporation. Director candidates are reviewed by the Committee as authorized under the Committee’s Charter using various general guidelines set forth in the Board Membership Criteria, a copy of which is attached to the Board Nominating and Governance Committee Charter. Candidates are chosen with the primary goal of ensuring that the entire Board is balanced and collectively serves the interests of our shareowners. While the Committee does not have a formal policy with respect to diversity, the guidelines include taking into account such factors as diversity, background and experience, age and specialized expertise in the selection of candidates. In addition to the general guidelines, the Committee has identified the following minimum qualifications for Board membership: each nominee for director should be an individual of the highest character and integrity, have solid leadership skills, have experience at strategy/policy setting, have good communication skills, have a reputation for working constructively with others, have sufficient time available to devote to the affairs of the Corporation, be free of any conflict of interests that would interfere with the proper performance of the responsibilities of a director and be under the age of 72 as of the meeting of shareowners at which he or she will stand for election.
Board’s Role In Risk Oversight
The Board oversees the management of risks inherent in the operation of the Corporation’s businesses and the implementation of its strategic plan. The Board reviews the risks associated with the Corporation’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Corporation. In addition, the Board addresses the primary risks associated with the business of the Corporation on an ongoing basis at regular meetings of the Board.
Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. Non-Committee directors routinely attend each of the Committee meetings to help facilitate the Board’s oversight role. The following paragraphs highlight risk matters overseen by two of the Board’s Committees.

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GOVERNANCE

The Audit Committee oversees the operation of our Enterprise Risk Management program, including a review of the status of matters involving the primary risks for the Corporation. The Vice President and General Auditor, who regularly provides reports to the Audit Committee, assists in identifying, evaluating and monitoring risk management controls to address identified risks. The Audit Committee also oversees and monitors management’s internal control over financial reporting and the preparation of the Corporation’s financial statements. The Committee oversees the internal and external audits including the risk based approach used in the selection of audit matters. The Audit Committee provides reports to the Board that include these activities.
As part of its oversight of the Corporation’s executive compensation program, the Compensation Committee, with the assistance of its independent compensation consultant, annually conducts a risk assessment of the Corporation’s compensation policies and practices and reviews the internal controls and processes as they apply to compensation decisions and policies. The Compensation Committee provides reports to the Board that include its risk assessment and compensation decisions. Based upon its risk assessment, the Committee has identified several mitigating factors that help reduce the likelihood of undue risk taking related to compensation arrangements including, but not limited to, the use of multiple measures (earnings per share, sales, return on sales, operating cash flow and total shareowner return) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, stock options and performance shares), use of incentive payout caps in our annual and long-term incentive plans and executive stock ownership requirements that help to align incentives with long-term growth in equity values. Based on its review, the Compensation Committee has concluded that the Corporation’s compensation policies and procedures do not encourage unreasonable risk taking by management.
Communicating With Board Members
As discussed above, the lead independent director generally presides at regular executive sessions of our independent directors. Any shareowner or other interested party may communicate directly with the lead independent director by sending an email to leadindependentdirector@rockwellcollins.com or writing to: Lead Independent Director, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Communications by shareowners or other interested parties may also be sent to non-employee directors, as a group or individually, by sending an email to boardofdirectors@rockwellcollins.com or by writing to Board of Directors (or one or more directors by name), Attn: Corporate Secretary, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Upon receipt of any communication, the Corporate Secretary will determine the nature of the communication and, as appropriate, facilitate direct communication with the appropriate director.
CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS
The Board has adopted a Related Person Transaction Policy providing for the review and approval or ratification by the Audit Committee of certain transactions or relationships involving Rockwell Collins and its directors, executive officers, certain shareowners and their affiliates. The Audit Committee is responsible for reviewing these transactions and takes into account the pertinent facts and circumstances presented, and any other information they deem appropriate, to determine the disposition action that is in the best interests of the Corporation.
This written policy sets forth procedures for the review, approval or ratification and monitoring of transactions involving Rockwell Collins and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareowners owning five percent or greater of Rockwell Collins’ outstanding stock. The Related Person Transaction Policy defines “related person transactions” in accordance with applicable SEC rules as any transaction in which the Corporation was or is to be a participant, and in which a related person has a material direct or indirect interest that exceeds $120,000. The policy requires these related person transactions to be reviewed and approved or ratified by the Audit Committee. In addition, this policy requires related persons to disclose to the Audit Committee the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction and the related person’s direct or indirect material interest in, or relationship to, the related person transaction.
The Corporation purchases goods and services in the ordinary course of business from companies where Mr. Edwardson served as an executive officer within the preceding three years. This relationship is further discussed above under the heading “Corporate Governance; Board Independence.” This relationship is not material in amount and has been approved by the Board.
In addition, the Corporation assumed the responsibility to provide certain benefits to Donald R. Beall, a retired director, as described below under the heading “Compensation of Directors - Agreement with Mr. Beall.” The Board approved the assumption of those benefits pursuant to the Related Person Transaction Policy.

2013 Rockwell Collins Proxy Statement | 15

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and other requirements of the New York Stock Exchange and applicable law. All three members have been deemed “audit committee financial experts” (as defined by applicable Securities and Exchange Commission rules) by our Board. The Committee has furnished the following report:
We assist the Board of Directors in overseeing and monitoring the integrity of the Corporation’s financial reporting process, compliance with legal and regulatory requirements and the quality of the internal and external audit processes. Our roles and responsibilities are set forth in the Audit Committee Charter, which was adopted by the Board of Directors. We review and reassess the Charter periodically and recommend any changes to the Board for approval.
We are responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2013, we:

•	reviewed and discussed the audited financial statements for fiscal year 2013 with management and Deloitte & Touche LLP (“Deloitte”), our independent auditors;

•	reviewed and discussed management’s report and Deloitte’s report and attestation on internal control over financial reporting in accordance with the Sarbanes-Oxley Act;

•	discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114 relating to the conduct of the audit; and

•
received written disclosures and the letter from Deloitte regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board. We discussed with Deloitte its independence, and considered whether the provision of non-audit services by Deloitte is compatible with maintaining its independence. All audit and non-audit services provided by Deloitte to the Corporation in fiscal year 2013 were pre-approved.

Based on our review of the audited financial statements and discussions with management and Deloitte, we recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for fiscal year 2013 for filing with the SEC. The Audit Committee also has reviewed the performance and independence of Deloitte and recommends that shareowners approve the selection of Deloitte as the Corporation’s independent auditors for fiscal year 2014.
Audit Committee
Chris A. Davis, Chairman
David Lilley
Andrew J. Policano

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GOVERNANCE

EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareowners. The following table provides information about each shareowner known to us to own beneficially more than five percent of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner	Shares	Percent of Class(1)

Capital World Investors(2) 333 South Hope Street Los Angeles, CA 90071	16,325,600	12.1

ValueAct Capital Master Fund, L.P.(3) 435 Pacific Avenue, Fourth Floor San Francisco, CA 94133	13,113,000	9.7

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	7,971,054	5.9

BlackRock, Inc.(5) 40 East 52 Street New York, NY 10055	7,841,791	5.8

(1)	Percent of class calculation is based on shares of Common Stock outstanding as of December 9, 2013.

(2)	Based on a Schedule 13G filed with the SEC by this shareowner reporting beneficial ownership of these shares as of December 31, 2012.

(3)	Based on a Schedule 13D filed with the SEC by this shareowner reporting beneficial ownership of these shares as of September 23, 2013.

(4)	Based on a Schedule 13G filed with the SEC by this shareowner reporting beneficial ownership of these shares as of December 31, 2012.

(5)	Based on a Schedule 13G filed with the SEC by this shareowner reporting beneficial ownership of these shares as of December 31, 2012.

2013 Rockwell Collins Proxy Statement | 17

Management Equity Ownership. The following table shows the beneficial ownership, reported to us as of December 1, 2013, of our Common Stock, including shares as to which a right to acquire ownership within 60 days of that date exists (for example, through the exercise of stock options or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each executive officer listed in the table and of such persons and other executive officers as a group.

	Beneficial Ownership on December 1, 2013
Name	Shares(1)		Percent of Class(2)
Clayton M. Jones	1,217,740	(3,4,5)	*
Robert K. Ortberg	326,915	(3,4,5)	*
Anthony J. Carbone	53,801	(4,6,7)	*
Chris A. Davis	53,529	(4,6,7)	*
Ralph E. Eberhart	13,711	(7)	*
John A. Edwardson	5,827	(7)	*
David Lilley	23,820	(7)	*
Andrew J. Policano	18,661	(7)	*
Cheryl L. Shavers	27,703	(4,6,7)	*
Jeffrey L. Turner	5,204	(7)	*
Patrick E. Allen	270,071	(3,4,5)	*
Gary R. Chadick	77,392	(3,4,5)	*
Gregory S. Churchill	330,067	(3,4,5)	*
Philip J. Jasper	66,348	(3,4,5)	*
Kent L. Statler	160,787	(3,4,5)
All of the above and other executive officers as a group (23 persons)	3,141,028	(3,4,5,6,7)	2.3
* Less than one percent
(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(2) The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.
(3) Includes shares held under our Retirement Savings Plan as of December 1, 2013. Does not include 14,508 share equivalents for Mr. Jones, 2,410 share equivalents for Mr. Ortberg, 2,344 share equivalents for Mr. Allen, 2,129 share equivalents for Mr. Chadick, 3,100 share equivalents for Mr. Churchill, 161 share equivalents for Mr. Jasper, 2,189 share equivalents for Mr. Statler and 32,680 share equivalents for the group, held under our Non-Qualified Savings Plan as of December 1, 2013. Share equivalents under the Non-Qualified Savings Plan are settled in cash in connection with retirement or termination of employment and may not be voted or transferred.
(4) Includes shares that may be acquired upon the exercise of outstanding stock options that are or will become exercisable within 60 days as follows: 1,010,836 for Mr. Jones, 274,733 for Mr. Ortberg, 10,000 for Ms. Davis, 7,500 for Dr. Shavers, 231,300 for Mr. Allen, 45,447 for Mr. Chadick, 274,683 for Mr. Churchill, 62,826 for Mr. Jasper, 123,811 for Mr. Statler and 2,394,623 for the group.
(5) Does not include performance shares held by such persons for which shares of our Common Stock may be issued following the completion of any open three-year performance period, which shares are dependent on the level of achievement of our performance goals.
(6) Includes 11,984 shares for Mr. Carbone, 6,413 shares for Ms. Davis, and 4,632 shares for Dr. Shavers granted as restricted stock as compensation for director services.
(7) Includes 30,455 shares for Mr. Carbone, 31,255 shares for Ms. Davis, 13,711 shares for General Eberhart, 5,827 shares for Mr. Edwardson, 23,820 shares for Mr. Lilley, 18,661 shares for Dr. Policano, 15,571 shares for Dr. Shavers and 5,204 shares for Mr. Turner granted as restricted stock units as compensation for services as directors.

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COMPENSATION

COMPENSATION OF DIRECTORS
2013 DIRECTOR COMPENSATION TABLE
The following table sets forth information regarding compensation for each of our non-employee directors for fiscal year 2013. Mr. Ortberg, who is a director and our chief executive officer, does not participate in the compensation program for non-employee directors. Mr. Jones, our former CEO, became a non-employee director on September 20, 2013, the effective date of his retirement from the Company.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equality Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)(6)	Total ($)
Donald R. Beall(7)	36,264	7,752	—	—	—	6,414	50,430
Anthony J. Carbone	135,000	144,228	—	—	—	14,381	293,609
Chris A. Davis	120,000	145,085	—	—	—	7,696	272,781
Ralph E. Eberhart	100,000	125,728	—	—	—	—	225,728
John A. Edwardson	87,604	241,158	—	—	—	—	328,762
David Lilley	105,000	136,506	—	—	—	5,000	246,506
Clayton M. Jones(8)	6,349	—	—	—	—	—	6,349
Andrew J. Policano	115,000	131,600	—	—	—	5,000	251,600
Cheryl L. Shavers	110,000	127,934	—	—	—	5,558	243,492
Jeffery L. Turner	100,000	115,637	—	—	—	—	215,637
(1) All non-employee directors receive an annual retainer fee of $100,000 that they may elect to receive in cash or restricted stock units (RSUs) in lieu of cash. As described below, Mr. Jones is entitled to additional fees for his service as Non-Executive Chairman of the Board. Each of Messrs. Carbone, Edwardson and Lilley and Ms. Davis elected to defer all of their 2013 annual retainer fees into restricted stock units (“RSUs”).
(2) Please see “Cash Compensation” below for a description of director fees that are paid in addition to the annual retainer. Generally, these fees may be paid in cash or in RSUs in lieu of cash, at the election of each Committee member. Ms. Davis and Messrs. Lilley and Carbone elected to defer 100% of their 2013 Committee fees into RSUs, except that Mr. Carbone did not elect to defer his lead independent director fees.
(3) The dollar value represents the aggregate grant date fair value of the RSUs in accordance with FASB ASC Topic 718 and does not reflect a reduction for possible forfeitures. Under the 2006 Long-Term Incentives Plan, non-employee directors receive an annual grant of RSUs determined by dividing $110,000 by our closing stock price on the date of the shareowner’s annual meeting. RSU dividend equivalents accrue quarterly and are included in this column. Mr. Edwardson received an additional $100,000 in respect of his initial election to the Board during fiscal year 2013. For more information see “Stock-Based Compensation” below.
(4) No options have been awarded to non-employee directors since 2005. The outstanding equity awards held at the end of fiscal year 2013 by each non-employee director are shown in the following table. This table does not include awards that were granted to Mr. Jones in his capacity as an employee.

2013 Rockwell Collins Proxy Statement | 19

Name	Options	Restricted Stock	RSUs
Donald R. Beall	5,000	—	—
Anthony J. Carbone	5,000	11,984	30,030
Chris A. Davis	10,000	6,413	30,812
Ralph E. Eberhart	—	—	13,711
John A. Edwardson	—	—	5,458
Clayton M. Jones	—	—	—
David Lilley	—	—	23,432
Andrew J. Policano	—	—	18,661
Cheryl L. Shavers	7,500	4,632	15,571
Jeffrey L. Turner	—	—	5,204
(5) Represents cash dividends paid on restricted stock for Mr. Beall, Mr. Carbone, Ms. Davis and Dr. Shavers.
(6) Messrs. Lilley and Policano participated in our charitable matching gift program with matching gifts up to $5,000. The matching gift is shown in this column.
(7) Mr. Beall retired from the Board of Directors immediately prior to our 2013 Annual Meeting. All RSUs previously held by him vested on his retirement.
(8) Represents a pro-rata amount of the cash fees payable to Mr. Jones for his service in the 2013 fiscal year as our Non-Executive Chairman. For the compensation Mr. Jones received while serving as our Chief Executive Officer and as an employee, please see the Summary Compensation Table and the related compensation tables.
Our non-employee director compensation program is reviewed on an annual basis by the Compensation Committee’s independent consultant. The Board of Directors sets non-employee director compensation at approximately the median of non-employee director compensation for Fortune 500 companies. The components of the program are described below.
Cash Compensation
All non-employee directors receive an annual retainer of $100,000 for service on the Board of Directors. Additional annual retainers are paid to the Lead Independent Director, to the chairmen of board committees and to the members of the Audit Committee as shown below. Each annual retainer is payable in advance in equal quarterly installments.

Lead Independent Director	$20,000
Audit Committee Chair	$20,000
Board Nominating and Governance Chair	$10,000
Compensation Committee Chair	$15,000
Technology Committee Chair	$10,000
Audit Committee Member	$5,000
Under the 2006 Long-Term Incentives Plan (2006 LTIP), each director has the option each year to determine whether to defer all or any part of his or her retainer fees by electing to receive RSUs valued at the closing price on the date the cash retainer payment would otherwise be paid. Non-employee directors are reimbursed for all reasonable expenses associated with attending Board and Committee meetings and otherwise relating to their director duties. Non-employee directors are also eligible to receive up to $5,000 in matching charitable gifts under our matching gift program. Mr. Jones is entitled to a further retainer in respect of his service as our Non-Executive Chairman as described below under “Transition and Consulting Agreement with Mr. Jones.”
Stock-Based Compensation
In addition to the retainer fees described above, each non-employee director is granted RSUs under the 2006 LTIP concurrently with the director’s initial election to our Board. The value of the RSUs at initial election is equal to $100,000 plus a prorated amount determined by multiplying $110,000 by a fraction, the numerator of which is the number of days remaining until the next Annual Meeting of Shareowners and the denominator of which is 365. Mr. Jones was not entitled to receive this RSU grant since he was not a non-employee director when he first joined the Board. Following each annual meeting, continuing non-employee directors are granted RSUs with a $110,000 value as of the date of the meeting. Mr.

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COMPENSATION

Jones will be entitled to receive this RSU grant following the 2014 Annual Meeting. RSUs, which do not have voting rights, entitle the directors to a contractual right to receive at a future date the number of shares of Common Stock specified. Pursuant to the terms of the directors’ RSUs, dividend equivalents in the form of additional RSUs accumulate on the date we otherwise pay dividends on our Common Stock and directors receive unrestricted shares of our Common Stock in payment for RSUs upon termination of their Board service. Mr. Jones is entitled to additional stock-based compensation in respect of his service as our Non-Executive Chairman as described below under “Transition and Consulting Agreement with Mr. Jones.”
Transition and Consulting Agreement with Mr. Jones
In order to secure Mr. Jones’ services following his retirement on September 20, 2013 as an employee of the Corporation, and after the Compensation Committee sought input from its independent compensation consultant, we entered into a Transition and Consulting Agreement with him. Under this agreement, Mr. Jones will serve as our Non-Executive Chairman of the Board until July 31, 2014. Thereafter, he will serve as our consultant for a two-year period.
As Non-Executive Chairman, Mr. Jones will, as requested by the Board, consult, advise and assist with matters, including (i) presiding at Board meetings and the Annual Meetings, (ii) working with our Chief Executive Officer and Lead Independent Director to set Board meeting agendas, (iii) providing input and guidance on setting strategy and direction, (iv) playing a role in representing us to external stakeholders, (v) representing us in selected interactions with employee groups, industry associations and forums and at community events, (vi) providing advice and counsel to the Chief Executive Officer, (vii) providing feedback to the Board of Directors on the progress and development of the Chief Executive Officer and (viii) performing such other duties as may be assigned by the Board of Directors from time to time.
While Non-Executive Chairman, in addition to receiving the standard compensation payable to our other non-employee directors, Mr. Jones will receive an additional retainer, consisting of $250,000 in cash paid in quarterly installments, subject to deferral into RSUs, and a grant of RSUs with a value of $250,000. The grant of RSUs will be made following the 2014 Annual Meeting. While serving as Non-Executive Chairman, Mr. Jones will receive an office at our headquarters, administrative support, use of corporate aircraft while traveling on business, a cell phone and computer and reimbursement of his business-related expenses.
When Mr. Jones becomes a consultant, he will facilitate the orderly transition of his responsibilities to the new Chairman of the Board and be available to attend to Corporation matters as requested by the Board or the Chief Executive Officer. Mr. Jones will receive $300,000 during the first year of the consulting term and $150,000 in the second year. He will also be entitled to administrative support and reimbursement of his business-related expenses.
Mr. Jones will be subject to non-competition and non-solicitation covenants and has agreed to comply with all of our policies relevant to his activities, including our Standards of Business Conduct.
Agreement with Mr. Beall
Mr. Beall, who retired from the Board prior to the 2013 Annual Meeting, receives approximately $20,000 per month for office, telecommunication and administrative services. Payment for these office, telecommunication and administrative services are benefits granted by Rockwell (now known as Rockwell Automation, Inc.) that were assumed by us in our spin-off from Rockwell (the “Distribution”) and are not compensation for services provided to us as a director. Mr. Beall also receives retirement benefits (principally defined benefit pension) as a result of his years of service with Rockwell that were assumed by us in the Distribution.
Director Stock Ownership Guidelines
Each non-employee director is required to own shares of our Common Stock with a market value of at least three times the annual retainer amount within four years of joining the Board. The following are counted for purposes of meeting these ownership guidelines: shares owned outright (including in trusts and those held by a spouse), shares of restricted stock and restricted stock units. All of our non-employee directors meet or are on track to meet the ownership guidelines. The Compensation Committee’s independent consultant reviews the ownership guidelines on an annual basis to ensure that they remain competitive with market practice.

2013 Rockwell Collins Proxy Statement | 21

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (CD&A) provides detailed information about the compensation program for the Corporation’s current named executive officers:

•	Robert K. Ortberg, Chief Executive Officer and President

•	Patrick E. Allen, Senior Vice President, Chief Financial Officer

•	Kent L. Statler, Executive Vice President, Chief Operating Officer, Commercial Systems

•	Philip J. Jasper, Executive Vice President, Chief Operating Officer, Government Systems

•	Gary R. Chadick, Senior Vice President, General Counsel and Secretary
The CD&A also contains detailed information about Clayton M. Jones, our former Chief Executive Officer who retired in September 2013, and Gregory S. Churchill, our former Executive Vice President, International and Service Solutions, who retired in April 2013.
The CD&A includes the Compensation Committee’s compensation philosophy, the objectives of our compensation program and a discussion of each element of compensation paid to the named executive officers for our most recently completed fiscal year. Unless otherwise noted, references to years in this CD&A are to our fiscal years.
Executive Summary
The Compensation Committee (“Committee”) believes in pay-for-performance and approves programs that are aligned with corporate and shareowner goals. To attract and retain top talent, target compensation is set around the median of the competitive market with the opportunity to achieve greater compensation if superior performance is achieved. Payments under our annual incentives and long-term performance shares are 100% performance-based and dependent on the achievement of annual and long-term performance goals approved by the Committee.
2013 Goal Setting and Annual Performance
To address the potential negative impact of U.S. Government sequestration on our Government Systems business, the Committee reduced the payout for target performance from 100% to 75% to make the payout more affordable in an uncertain economic environment. The Corporation exceeded the earnings per share and operating cash flow performance targets in the annual incentive plan, but sales were slightly lower than target. As a result of this performance, annual incentive plan payments were paid at 97% this year, which was greater than the 2013 target of 75%.
Details of our performance are as follows:

•	Earnings per share of $4.58 was 4% greater than our goal of $4.40 and $0.43 per share higher than in 2012.

•
Our revenue of $4.61 billion was 1% less than our goal of $4.65 billion and $116 million lower than in 2012. This decrease in revenue was driven by an 8% decrease in Government Systems sales, partially offset by a 4% increase in Commercial Systems sales.

•	We achieved operating cash flow of $617 million, 12% greater than our 2013 goal of $550 million and 16% higher than our 2012 operating cash flow of $534 million.

•
The Committee approved a payout of 6% under the Board’s qualitative assessment. With the target plan payout reduced to 75%, target performance for the qualitative assessment would have resulted in an 8% payout. The Committee adjusted the payout to 11% in recognition of the Corporation’s strong overall performance. However, the payout was reduced by 5% to account for the favorable impact of a one-time financial event.

For more information on the 2013 annual incentive plan payments, see “2013 Performance Results and Payments” on page 30 of this proxy statement.

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2011–2013 Performance Share Results
The Corporation’s long-term incentive program has two components: stock options and performance shares. Each year, 50% of the target long-term incentive value is granted in the form of stock options and 50% is granted in the form of performance shares. The payout of performance shares depends on our cumulative sales, return on sales and relative total shareowner return over a three-year performance period.
The Corporation's performance during the 2011-2013 performance period resulted in return on sales of 13.4% which was above the target of 12%, and cumulative sales of slightly less than $14.2 billion which was below the target of $16.4 billion. This would have resulted in a payout of 97% of the target performance shares. However, the payout was reduced by a factor of 20% to 78% due to the impact of the total shareowner return (TSR) modifier. For more information on the performance shares, see “Performance Share Payments for the 2011-2013 performance period” on page 34 of this proxy statement.
Financial results for purposes of calculating payments were adjusted for the impact of acquisitions and divestitures in accordance with the terms of the performance share award agreements.
Compensation Practices Reflective of Good Governance
In addition to emphasizing pay-for-performance, our compensation program reflects good governance practices:

•	The Corporation has not entered into employment agreements with its executive officers.

•	Benefits are payable under executive change in control agreements only on a double trigger basis (i.e., a change in control and a qualifying termination of employment).

•	Tax gross-ups are not provided to executive officers for any benefits or compensation, including under the change of control agreements.

•	Benefit programs are generally the same for all employees.

•	Stock ownership requirements for named executive officers are in place and monitored annually.

•	The Committee is advised by an independent compensation consultant who advises on all named executive officer pay decisions and who also keeps the Committee apprised of compensation best practices.

•	The Corporation has a clawback policy to supplement its other compensation recovery policies.

•	The Corporation has a pledging policy that requires pre-approval of any pledging of our Common Stock by executive officers and directors.

•	The Corporation has a policy that prohibits the hedging of our Common Stock by our directors, officers and employees.

•	Each year the Committee conducts a risk assessment of the Corporation’s compensation policies and practices.

•
The Committee considers the results of the annual shareowners “say on pay” advisory vote on executive compensation. Based on the strong support of our executive compensation program as reflected in last year's advisory vote on executive compensation, where 94.9% of votes cast (not including abstentions and broker non-votes) approved our executive compensation program, the design of our 2013 executive compensation program was unchanged and continues to emphasize pay-for-performance.

Compensation Philosophy and Design Principles
The Committee has developed and implemented compensation policies, plans and programs to provide competitive compensation that is highly dependent on the Corporation's performance and the enhancement of shareowner value, which is consistent with a pay-for-performance philosophy. Base salaries and target incentive compensation are generally set around the median compensation levels of other general industry companies of similar size. The Committee considers the total compensation package (earned or potentially available) in establishing each element of compensation.

2013 Rockwell Collins Proxy Statement | 23

Our compensation policies, plans and programs are designed according to the following principles:

Design Principle	Alignment to Key Compensation Elements
Aligned with Shareowner Interests
The interests of executives should align with the interests of our shareowners by using performance measures that correlate well with the creation of shareowner value.	Our short-term and long-term incentive plans are both designed to use financial performance measures that correlate well with shareowner value.
Supportive of Our Vision
Compensation should support the Corporation’s vision roadmap defining who we are, what we stand for, what we hope to achieve and how we work to achieve our goals and meet customer and shareowner expectations.

We inherently believe that we are most successful when we work together. Based on all enterprise-wide measures, both our short-term and long-term incentive plans are designed to encourage the principle of working together.

Competitive
The total compensation package should be competitive with the general industry peer group and at a level appropriate to attract, retain and motivate highly qualified executives capable of leading us to greater performance.

Base salary and annual incentives provide a competitive annual total cash compensation opportunity for our executives in the short-term and equity incentives provide a competitive opportunity over the long-term. All serve to support our desire to attract and retain executive talent and are reviewed for competitiveness with the Committee’s independent compensation consultant.

Performance-based
A significant portion of compensation should be at risk and tied to corporate, business unit and individual performance.
A substantial portion of executive pay is at risk and paid only on the achievement of specific pre-established performance goals. Annual incentive payouts for named executive officers are subject to further adjustment based upon business unit and/or individual performance. Performance shares and stock options are both performance-based and at risk.

Balanced
Compensation plan design should promote a balance between annual and long-term business results.
We believe the creation of shareowner value long-term is extremely important. We also believe it is important to reward the achievement of our annual goals which contribute to the long-term success of the Corporation.

What Compensation is Intended to Reward
A substantial amount of the named executive officers' compensation is variable and tied to the achievement of both annual and long-term incentive plan goals. To support our pay-for-performance philosophy, performance is evaluated as follows:
Corporate Performance. Our annual incentive plan is designed to reward the achievement of annual financial and qualitative goals that are important to the current and future success of the Corporation. These goals are included in the Corporation's annual operating plan that is prepared by management and approved by the Board of Directors. The same annual incentive plan design and performance metrics apply to all named executive officers and most employees of the Corporation worldwide.
Our 2006 Long-Term Incentives Plan was established to reward the achievement of long-term financial goals and increased shareowner value. This plan applies generally to about 140 executives worldwide, including the named executive officers. Under this plan, we grant three-year performance shares and stock options.
Business Unit Performance. The Chief Executive Officer (“CEO”) reviews the performance of each business unit and shared service based on the achievement of goals included in the Corporation's annual operating plan consisting of both financial and qualitative measures. Based on this overall assessment, the CEO has been delegated the discretion by the Committee to adjust the annual incentive pool upward or downward by five percent to reflect the business unit's or shared service's performance. In the case of a business unit adjustment impacting a named executive officer, the CEO will make a recommendation to the Committee for its approval.

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Individual Performance. The Corporation's performance review and development plan applies to all salaried employees, including the named executive officers. Under this plan, an employee's performance is evaluated against the expectations of his or her position, whether he or she exhibits the Corporation's values in the performance of his or her job and whether he or she met or exceeded his or her individual performance goals. Individual performance goals are established at the beginning of each fiscal year and are aligned with the Corporation's annual operating plan. Performance under the plan is evaluated at mid-year and at the end of the fiscal year. The CEO approves the individual performance goals of the other named executive officers, evaluates their performance and recommends to the Committee any resulting performance adjustments to their salaries and annual incentive payments. The CEO's personal goals are approved by the Committee each year. Following the end of the fiscal year, the Committee, with input from the other directors, formally evaluates the CEO's performance during its executive session and approves any salary adjustment and/or individual performance adjustment to the annual incentive payment.
Roles and Responsibilities
Compensation Committee. The Committee, which consists entirely of independent directors, has responsibility for the development and oversight of the Corporation's executive compensation program. It reports the results of its review and specific proposals regarding changes to compensation programs and actions regarding the executive officers to the Board of Directors. The Committee's duties and responsibilities are described under “Compensation Committee” on page 12 of this proxy statement.
Independent Compensation Consultant. The Committee selects and retains the services of a compensation consultant to provide professional advice on the Corporation's executive compensation program and the non-employee director compensation program. The Committee assesses the consultant’s independence and whether there are any conflicts of interest annually. In determining that the consultant was independent, the Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934. The independent consultant, a managing principal at Semler Brossy Consulting Group, LLC (“independent consultant”), is retained directly by the Committee and provides no other service to the Corporation other than those related to executive and director compensation. The independent consultant interacts directly with the Committee's chairman, attends Committee meetings, assists with the design of compensation arrangements and provides an independent market assessment of peer companies and general industry compensation and practices. The independent consultant meets with new Committee members to orient them to the policies, plans and programs managed by the Committee. The independent consultant meets with management to collect information, to solicit management's input and to fully understand the Corporation's plans, goals and actual performance. The consulting relationship is reviewed by the Committee annually to determine its satisfaction with the services and advice provided by the independent consultant.
Management. The CEO reports to the Committee about the Corporation's performance, business unit performance and individual performance of the other executive officers. He also discusses the operational and financial plans for future performance periods (annual and long-term) as they relate to compensation decisions. The CEO provides input on the design of compensation programs and policies and makes recommendations for compensation changes for the other named executive officers. The Senior Vice President, Human Resources provides support, analysis and counsel, including execution of the programs under the supervision of the Committee. Certain members of management, including the CEO, regularly attend Committee meetings. The CEO is delegated authority to approve the compensation arrangements other than for designated senior executive positions in the Corporation, with limitations that are established by the Committee. The Committee meets for a portion of its meetings in executive session, with its independent consultant but without the CEO or other members of management. The Committee's deliberations on CEO compensation are held during a non-management executive session of the Committee that typically includes all non-executive board members.
Market Assessment
The Committee annually considers market data for total direct compensation (base salary plus annual and long-term incentives) for the named executive officers and other designated senior executives based on the independent consultant's review of market data. The Committee uses this market data and the analysis by the independent consultant to assess the competitiveness of the compensation paid to the Corporation’s named executive officers as well as the mix between fixed (base salary) and variable (annual and long-term incentives) compensation.
The Committee generally establishes base salaries as well as annual and long-term incentive targets around the median of the market data. Each executive can be paid above or below that amount based on years in the position, prior experience, individual performance and corporate performance. Although the Committee reviews market data,

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there is no commitment to tie any particular executive's compensation to the compensation paid by the peer group companies discussed below.
The Committee uses two sources of information to assess the competitiveness of our executive compensation program: A general peer group comprised of companies with revenues similar to the Corporation and a peer group of companies in the aerospace and defense industry. The general peer group data is the primary source of market data and the aerospace and defense industry peer group is the secondary source. The general peer group provides more consistency year-over-year due to the large number of participants in the survey. A wider variety of positions are reported in the general peer group allowing more specific comparisons to the executive officers of the Corporation. The smaller group of aerospace and defense peers provide specific insight into industry practices and compensation decisions at individual companies.

•
General industry peer group: The Corporation's senior executives have skills that are in demand outside of the aerospace and defense industry. The independent consultant conducted a September 2012 analysis using compensation information from a widely utilized executive compensation resource, the Towers Watson Compensation Data Bank, to obtain market data to support the compensation decisions made in November 2012. The independent consultant reviewed the compensation levels at 119 companies with revenues ranging from $3 billion to $6 billion (the Corporation’s 2012 revenue was $4.7 billion). As a result, the Committee believes that these companies are good comparators and that the general industry peer group allows a robust analysis of executive pay. The companies in the general industry peer group are listed on Appendix A.

•	The 2013 aerospace and defense industry peer group consisted of fourteen companies:

AAR Corporation	L-3 Communications Holdings, Inc.
Alliant Techsystems Inc.	Lockheed Martin Corporation
The Boeing Company	Moog Inc.
Esterline Technologies Corporation	Northrop Grumman Corporation
Exelis, Inc.	Raytheon Corporation
General Dynamics Corporation	Spirit Aerosystems, Inc.
Harris Corporation	Teledyne Technologies Inc.
Exelis, Inc., ITT Corporation’s spun-off defense business, and Spirit Aerosystems, Inc., a commercial supplier of airplane assemblies and components, were new to the peer group for 2013. These companies were recommended by the Committee's independent consultant because they have similar revenues to the Corporation and because of the industries in which they operate. ITT Corporation was removed from the aerospace and defense peer group as a result of the spin-off of its defense business and Goodrich Corporation was removed because it was acquired by United Technologies Corporation.
The aerospace and defense industry peer group is reviewed each year to determine whether it continues to represent an appropriate group of competitive companies for executive compensation purposes. The companies in the peer group were selected because they are representative of companies that compete with us for business and executive talent. Each year the independent consultant collects compensation data from public filings for each of these peer group companies. This data is interpreted giving consideration to year-over-year variability and the impact of changes of any individual named executive officer among the relatively small number of peer group companies.
Comprehensive Compensation Review
In the course of reviewing data from external sources and making decisions about CEO compensation or considering the CEO compensation recommendations for the other named executive officers, the Committee also reviews comprehensive compensation information for each named executive officer. This information includes detailed modeling of the current dollar value of all aspects of compensation, including base salary, annual and long-term incentives, perquisites, pension and savings plans, and health and welfare benefits. The Committee also reviews modeling projections on the potential future value of long-term incentive grants. The Committee reviews this information to ensure that the total compensation awarded to each named executive officer is reasonable and consistent with the compensation philosophy and objectives discussed above.

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Elements of the Compensation Program
The elements of the Corporation's executive compensation program are as follows: base salary, annual incentive, long-term incentives, benefits and perquisites. Each year the Committee approves the design and performance goals for both the annual and long-term incentives consistent with the Committee's compensation philosophy and objectives. The Committee considers the results of the annual advisory vote on executive compensation and incorporates such results as one of the many factors it considers in carrying out its responsibilities. The 2012 shareowner advisory vote results, with 94.9% of votes cast (not counting abstentions and broker non-votes) in favor of “say on pay,” demonstrated continued strong support for the Corporation's executive compensation practices. The Committee did not implement any changes to the 2013 executive compensation program as a result of the 2012 shareowner advisory vote.
Allocation among the elements of total direct compensation
The mix of base salary and annual and long-term compensation elements varies by position. To support the Corporation's pay-for-performance philosophy and consistent with external market assessment, the higher the level of responsibilities and accountability, the more compensation is at risk by being directly linked to achievement of the Corporation's annual and long-term performance goals. The allocation of target compensation for our named executive officers for fiscal year 2013 is shown below:
For purposes of determining the percentages shown above, it is assumed that annual incentives will be earned at target levels, stock options have a value determined by a binomial option pricing model and the target number of performance shares awarded will have a value equal to the underlying value of the stock on the date of grant. The percentages shown for the CEOs represent the averages for Messrs. Ortberg and Jones, each of whom served as a chief executive officer in fiscal year 2013. Since these awards have both upside opportunity and downside risk, these percentages may not reflect the actual amounts realized.

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Key Compensation Elements	Purpose	Performance Considerations
Base Salary	Forms basis for a competitive compensation program and attracting and retaining top executive talent. Reflects responsibilities, performance and experience of each executive.	Increases to base salary are generally driven by market and individual performance.
Annual Incentive Compensation
Aligns compensation with annual performance results.
Encourages achievement of annual corporate financial goals.
Business unit and individual payout adjustments provide focus on performance at the business unit and individual levels.

Specific financial performance measures determined by the Compensation Committee. For FY’13 these measures were: • Earnings per share • Sales • Operating cash flow
Long-term Incentive Compensation	Aligns executives with shareowner interests and long-term company performance. Encourages achievement of long-term business objectives and promotes executive retention.
Stock options (50% of the target value of LTI award): Reward increasing shareowner value and help to align interests of executives with those of our shareowners.
Performance shares (50% of the target value of LTI award): Payout of shares depends on our cumulative sales and return on sales performance and our relative total shareowner return over a three-year period.

Base Salary. Each of the named executive officers is paid a base salary for performance of his or her job duties and responsibilities. Base salary targets are generally set around the median of the competitive data; however, actual salaries can be below, at or above the median depending on performance and past experience. Newly promoted named executive officers are typically paid below the median of the competitive data with salary increases over time designed to move them to the median or above subject to meeting or exceeding their performance objectives.
Base salary is reviewed annually and consideration is given for base salary adjustments based on individual performance and available competitive data that is presented by the independent consultant. The salaries of the named executive officers are approved by the Committee after considering input from the CEO regarding base salary adjustments for the other named executive officers and consulting with the independent consultant and the Board of Directors.
Base salary adjustments for 2013. The Committee approved a base salary increase for Mr. Ortberg from $700,000 to $900,000 when he was promoted to CEO to reflect his increased responsibilities and his leadership and performance. The Committee set Mr. Ortberg’s salary at the lower end of the competitive compensation range for similarly sized companies in the general peer group since he was newly promoted. The Committee approved a 3% annual base salary increase for Mr. Jones to bring his 2013 salary to $1,172,655, within the competitive range of pay for similarly sized companies within the general industry peer group. Mr. Jones recommended and the Committee approved annual base salary adjustments for the other named executive officers, except for Mr. Jasper, ranging from 2.0% to 3.9%, using the same criteria, market position and performance, as for all other salaried employees. Mr. Jasper did not receive a base salary increase for 2013 because he received a base salary increase when he was promoted to his current position in September 2012.
Annual Incentives. Annual incentive plan participants may receive cash payments based on the achievement of specific financial and qualitative goals that are included in the Corporation's annual operating plan approved by the Board of Directors. The annual operating plan reflects the Corporation's performance commitments to its key constituents, shareowners, customers and employees for the upcoming year. Prior to the beginning of each year, the Committee, with input from other members of the Board of Directors, management and the independent consultant, determines the performance measures that are most important for the Corporation to achieve its goals.

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2013 Target Annual Incentive Awards. The target awards are expressed as a percentage of salary paid during the fiscal year. Target annual incentive amounts for the named executive officers are reviewed annually by the Committee using the competitive information provided by the independent consultant. The following table shows the annual incentive target for each of the named executive officers for 2012 and 2013.

Executive	2013 Target	2012 Target
Ortberg	110%	95%
Allen	75%	75%
Statler	80%	80%
Jasper	80%	80%
Chadick	60%	60%
Jones	120%	120%
Churchill	70%	70%
Effective August 1, 2013, Mr. Ortberg's target annual incentive was increased to 110% to reflect the increased responsibilities of his new position. Since the increased target took effect in August, his annualized target for the fiscal year was 97.5%.
Target awards are set around the median of the competitive data for each position. In assessing the competitive data, the Committee will make changes to targets only if the competitive data shows that any increases have been sustained over a two-year period.
The annual incentive plan is designed to provide competitive annual incentive payments if target goals are achieved, to provide above-target payments if these goals are exceeded and to provide below target payments or no payments if the goals are not achieved. Annual incentive payments can range from zero to 200% of the annual incentive target based on the performance achieved against the financial and qualitative goals in the annual operating plan.
Each named executive officer’s annual incentive payout, other than the CEO’s, is subject to business unit, as well as individual, adjustments of plus or minus five percent in accordance with recommendations from the CEO to the Committee. The Committee may similarly adjust the CEO’s annual incentive payout.
As noted above, for 2013 the Committee set the target plan payout percentage at 75% instead of 100%.
2013 Performance Goals. The 2013 financial goals consisted of earnings per share, sales and operating cash flow which collectively made up approximately 90% of the annual bonus opportunity. The Committee believes that each measure is a key driver of our Corporation’s financial performance and that this combination of measures reflects an accurate representation of our Corporation’s overall annual financial performance and alignment with shareowner interests. The remaining portion of the bonus opportunity consisted of goals established under the Board's qualitative assessment in the categories of future growth/program pursuits, operational excellence, employee goals under the Corporation's Value Proposition for People Program, comparison to industry performance, market conditions, execution of strategies and response to unplanned circumstances during the year. The CEO presents a detailed report on the achievement of these goals to the Committee at the end of the year and the Committee exercises its judgment in determining the Corporation's performance against these qualitative goals.
The 2013 incentive plan was designed to balance business, legislative and market uncertainty while ensuring appropriate pay for performance and rewarding the creation of shareowner value. To address these considerations and the impending likelihood of U.S. government sequestration in particular, the Committee established plan performance goals to reflect the impact of sequestration, and approved a 75% payout at target (rather than 100%). Our 2013 earnings per share, sales and operating cash flow target goals were each set at the midpoint of the Corporation's initial 2013 financial guidance reflecting sequestration.
The weighting of the performance measures is evaluated each year. For 2013, the performance measure weightings were slightly adjusted given that the plan was reduced from a 100% plan target payout to a 75% plan target payout. Earnings per share continued to be the highest weighted measure due to its importance to shareowners. The table below shows the weightings for each performance measure.

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Measure	Earnings per share	Sales	Operating Cash Flow	BOD Qualitative Assessment
2013 Weighting*	45%	28%	16%	11%
2012 Weighting	45%	25%	20%	10%
*With the reduction from a 100% to a 75% target payout, the 2013 weightings varied slightly from those in effect in 2012.
2013 Performance Results and Payments. Financial performance for 2013 and the Committee's assessment of the goals under the Board's qualitative assessment resulted in a payout of 97% of the target award before any adjustments for business unit or individual performance. Minor adjustments of up to five percent were made to the 2013 payouts for the named executive officers to reflect business unit and individual performance.
Our 2013 earnings per share, sales and operating cash flow target goals were each set at the midpoint of the Corporation’s 2013 financial guidance. The following table shows the Corporation’s 2013 financial goals, the weightings of the performance goals, the threshold, target and maximums for each goal and the associated payouts and our performance against those goals.

Measure	Earnings per share ($)		Sales ($B)		Operating Cash Flow ($M)		BOD Qualitative Assessment	Payout
	Goal	Payout	Goal	Payout	Goal	Payout
Maximum	4.95	90%	5.06	50%	665	40%	20%	200%
Target	4.40	34%	4.65	21%	550	12%	8%	75%
Minimum	4.00	0%	4.38	0%	490	0%	0%	0%
2013 Results*	4.58	48%	4.61	18%	617	25%	6%	97%
*Sales and earnings per share were adjusted for acquisitions, divestitures and certain other nonrecurring items in accordance with the plan.
Under the Board’s qualitative assessment, the Committee approved a payout of 6% as shown above. The Board’s assessment was based on the achievement of enterprise goals that position the Corporation for future growth and program pursuits, operational excellence and employee goals under our Value Proposition for People program. With the target payout under the plan reduced to 75%, target performance for the qualitative assessment would have resulted in an 8% payout. The Committee adjusted the payout to 11% in recognition of the Corporation’s strong performance against the goals. However, the payout was reduced by five percentage points to account for the favorable impact of a one-time financial event.
Long-Term Incentives. The purpose of our long-term incentive compensation plan is to align an executive's performance to the long-term success of the Corporation. Compensation from long-term incentives makes up a significant portion of the overall compensation of the named executive officers, is tied to growing the Corporation's stock price and is contingent on whether three-year financial targets are achieved. Our 2006 Long-Term Incentives Plan provides the Committee with the flexibility to grant long-term incentive awards in a variety of forms. The Committee grants long-term incentive compensation in the form of stock options and three-year performance shares. In addition to their alignment to the Corporation's long-term success, these performance-based awards are designed to drive shareowner value while also serving as an important retention tool because they are each earned over three years.
2013 Long-Term Incentives Grant. At its November 2012 meeting, after consulting with its independent consultant, the Committee granted stock options and three-year performance shares for the 2013–2015 performance period to the named executive officers and certain other executives under the 2006 Long-Term Incentives Plan. The target awards in dollars for the named executive officers were established after taking into account levels of responsibility, the past three years of competitive market data and the relative contribution of each position to the business (i.e., internal equity or consistency between positions).
The total target value of the long-term incentive grant for Mr. Ortberg for 2013 was $3,027,800. He received an initial long-term incentive grant for the 2013–2015 performance period with a value of $1,800,000 to reflect his

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promotion to our President that occurred in September 2012. After his promotion to CEO and President in August 2013, he received an additional long-term incentive grant for the 2013–2015 performance period with a target value of $1,227,800. This total target value reflects a pro-rated value from the time that Mr. Ortberg assumed his additional responsibilities of the full value long-term incentive grant target value of $3,500,000 that the Committee has established for him in his position as CEO and President.
The target value of the long-term incentive grants for Messrs. Ortberg and Jasper were established at the lower end of the typical range for their positions to reflect their recent promotions and to allow for future increases.
The target dollar value of the long-term incentives granted to each of the named executive officers for the 2013–2015 and 2012–2014 fiscal year periods are shown below:

Executive	2013–2015 Target Value ($)	2012–2014 Target Value ($)
Ortberg	3,027,800	1,800,000
Allen	1,000,000	1,000,000
Statler	1,100,000	1,100,000
Jasper	900,000	230,000
Chadick	580,000	550,000
Jones	4,000,000	4,000,000
Churchill	900,000	900,000
Stock Options. 50% of the 2013 target dollar value for each named executive officer's long-term incentive award was granted as stock options. The Committee believes that stock options are an important element in our executive compensation as they reward increases in our share price as a result of successful long-term performance and creation of shareowner value, further aligning the interests of our named executive officers with those of our shareowners. The number of stock options granted is determined on the date of grant by dividing the targeted dollar value of stock options by the fair value of one stock option (using a Towers Watson Binomial Lattice option pricing model for valuation) and rounded up to the nearest 100 shares. The options vest in three equal amounts on the first, second and third anniversaries of the grant date. The exercise price of the stock options is equal to our closing share price on the date of grant.
Performance Shares. The remaining 50% of the 2013 target dollar value for each named executive officer's long- term incentive award was granted in the form of three-year performance shares. The Committee believes performance shares serve as an integral component of our executive compensation program. From an internal perspective, our performance share grants support the achievement of long-term financial and business success. Externally, our TSR modifier helps ensure that performance share awards reflect our stock price performance relative to our peer group (discussed below) helping to further drive shareowner value.
The number of target performance shares granted is determined by dividing the remaining 50% of the 2013 long-term incentive target dollar value by the closing price of our Common Stock on the date of grant. The number of performance shares paid at the end of the three-year performance period can range from zero to 200% of the target and is dependent on achievement of pre-established organic sales growth and return on sales (net income divided by total sales) goals for the years 2013–2015.
TSR Modifier. The number of performance shares that are payable is subject to adjustment based upon the Corporation's total shareowner return (“TSR”) performance relative to the aerospace and defense peer group. Total shareowner return (TSR), which is defined as share price growth and dividend yield over the three-year period, can drive an adjustment up or down by as much as 20% of the amount otherwise payable as noted below:

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Relative TSR Performance to Peer Group	Total Shareowner Return Modifier
> 80th percentile	120%
> 65th – < 80th percentile	110%
> 40th – < 65th percentile	100%
> 20th – < 40th percentile	90%
< 20th percentile	80%
Financial Goals. The 2013–2015 financial goals focus on the long-term profitable growth of the Corporation as measured by cumulative sales and return on sales, and total return to shareowners relative to aerospace and defense industry peer group companies. The cumulative sales and return on sales goals at the maximum, target and minimum performance levels are shown below.

Performance Level	Cumulative Sales		Return on Sales		Total Payout%
	Goal ($B)	Payout %	Goal	Payout %
Maximum	16.5	80%	15.5%	120%	200%
Target	15.3	40%	12.5%	60%	100%
Minimum	14.2	0%	8.5%	0%	0%
In establishing goals for the 2013–2015 performance period, the Committee’s focus was to balance the need to pay for performance, retain executive talent and establish realistic goals that reflect the challenging economic environment in which we are operating. To accomplish this, several factors were considered by the Committee:

•	Our five-year strategic plan

•	Analyst expectations of our performance and of our aerospace and defense industry peers

•	Goals and performance achieved in the prior performance cycle

•	Our annual operating plan for 2013

•	The potential impact of sequestration
The Committee determined that cumulative sales should continue to be used as a performance measure due to the substantial importance and need for the Corporation to increase revenue. The Committee also determined that return on sales should continue to be used since it is a strong indicator of operational efficiency and the need to maintain profitable growth even during periods when revenue growth is challenged. Together, cumulative sales and return on sales provide strong and balanced financial goals that drive the long-term financial health of the Corporation. For 2013–2015, the Committee weighted the goals so that 60% of the award opportunity is dependent on return on sales to provide a greater emphasis on profitable growth. The remaining 40% of the award opportunity depends on the Corporation's cumulative sales achievement.
The cumulative sales target reflects an average annual organic growth rate of 3.5% per year for the 2013-2015 performance period. This represents a 1.9% decrease in the average annual organic growth from the 2012–2014 performance period to reflect the expected decline in U.S. defense spending due to sequestration.
Return on sales is determined by dividing net income by the total sales for the years 2013-2015. The target was set at 12.5%, the same as the goal established in the prior cycle. This target reflects the Corporation's historical strong return on sales performance. The return on sales goal encourages profitable growth and significantly exceeds the return on sales generally achieved by the aerospace and defense industry peer companies.
Peer performance modifier. Consistent with performance share grants in prior years, the 2013–2015 performance shares are subject to a peer performance modifier based upon the Corporation's total shareowner return relative to the aerospace and defense industry peer group companies. There can be a positive or negative adjustment in increments of 10% up to a maximum adjustment of positive or negative 20% for the 2013–2015 performance period.
The total number of shares awarded in November 2012 to 134 executives for stock options and performance shares at target payout represented in the aggregate less than 0.5% of the total shares outstanding as of the date of grant. The Committee will review the level of achievement against the pre-established financial goals at its November 2015 meeting and determine the payment, if any, earned by participants for the 2013–2015 performance period.

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Performance Share Payments for the 2011–2013 performance period. In November 2013, the Committee also determined the payments to participants for the three-year performance shares granted in November 2010 covering the fiscal years 2011 through 2013. The pre-established goals for the three-year period were cumulative sales and return on sales. Performance for the three-year performance period is summarized below:

•
Return on sales, after adjustment for acquisitions, dispositions and non-recurring items was 13.4%, exceeding the target of 12%. This compares to a median return on sales of 6.2% among the aerospace and defense industry peer companies over the same period.

•	Cumulative sales, after a net increase of $53 million to reflect the impact of acquisitions, dispositions and non-recurring items was $14.195 billion compared to a goal of $16.4 billion.

•
Total shareowner return (stock price plus dividends) ranked in the bottom group of the aerospace and defense peer companies. As a result, there was a negative 20% total shareowner return adjustment to the payout.

Based on the Corporation's financial performance, 78% of target performance shares were earned for the 2011–2013 performance period after applying the total shareowner return adjustment. Payments were made to 141 executives of the Corporation, including the named executive officers.
Equity grant practices. The Committee has continued to follow a practice of granting long-term incentives (including stock options) at its November meeting each year. The meeting date is scheduled at least one year in advance. This meeting follows the public release of annual earnings typically by about two weeks. This allows the market to absorb the impact of the Corporation's public release of year-end financial results before the Committee makes the annual grant. The Committee on occasion will make grants at other regularly scheduled meetings when a new executive is named either as a result of an internal promotion or hiring. The Committee has delegated to the CEO the authority to make individual equity grants to positions below certain designated senior executive positions. These grants are approved by the CEO on the date of a regularly scheduled meeting of the Board of Directors. The Committee reviews the use of this delegation at its November meeting each year.
Benefits
The named executive officers generally are covered by the same broad range of benefit programs available to other U.S. salaried employees of the Corporation. These benefits include medical, prescription drug, dental, vision, flexible spending accounts, defined contribution savings plans, employee stock purchase plan, life insurance, disability payments and vacation. The Corporation provides a broad array of benefit programs to attract and retain a skilled and highly talented workforce and to provide employees with choices to meet their personal needs. These benefits are reviewed periodically to assure that they remain competitive and cost effective. It is the Corporation's intention to provide a comprehensive benefits program that in total value is around the median of competitive practice.
Deferral Plans
To provide a tax-effective opportunity to save for retirement or other future needs, the Board of Directors has authorized compensation plans that allow for the elective deferral of the receipt of base salary and annual incentive awards when earned and otherwise payable to eligible employees. Eligible employees include the named executive officers and a select group of other management and professional employees. Deferred amounts accrue earnings or losses based on each participant's selection of investment choices that generally mirror the funds provided in the Corporation's qualified savings plan.
Perquisites
The Committee provides the named executive officers with certain annual perquisites, including the following: car allowance, financial planning allowance, reimbursement for an executive physical exam, executive long-term disability benefits, event tickets and airline club memberships. Our named executive officers are permitted to use the Corporation's aircraft for personal use on a very limited basis.
The perquisites we provide are designed to be competitive within the general industry peer group. They are reviewed annually by the Committee to assure that they continue to be competitive and consistent with the Committee's overall compensation philosophy. Details about the perquisites provided to the CEO and other named executive officers are included in Note 7 to the Summary Compensation Table.
Stock Ownership Guidelines
The Committee believes that senior executives should have a significant equity interest in the Corporation. To promote equity ownership and further align the interests of senior executives with the Corporation's shareowners,

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the Committee established ownership guidelines for certain senior executives. These guidelines require that each named executive officer own shares of the Corporation's Common Stock with a market value of at least a specified multiple of his salary within a predetermined time period. The guidelines are as follows:

Stock Ownership as a Multiple of Base Salary
CEO	6x
Other Named Executive Officers	3x
Progress toward meeting the guidelines is reviewed by the Committee annually. Based on the Corporation's 2013 fiscal year end stock price of $68.59 per share, the ownership guidelines have been met, or are projected to be met, in accordance with the guidelines.
The Committee considers the following as shares held toward meeting the ownership requirements: shares and share equivalents owned outright (including in trusts and those held by a spouse), shares in the qualified savings plan and share equivalents held in the non-qualified savings plan. Unexercised stock options and unearned performance shares are not included toward meeting the guidelines.
Hedging, Pledging and Other Restrictions
The Corporation's insider trading guidelines prohibit our directors, executive officers and employees from selling our Common Stock “short,” entering into any puts or calls relating to our common stock or hedging. In addition, pledging of our stock by executive officers and Directors is subject to prior approval. Any pledge by the Chairman of the Board of Directors, the CEO and President, the Chief Financial Officer, the Vice President and Controller, the Vice President and General Auditor and the General Counsel and Secretary is not permitted without the consent of the Audit Committee of the Board of Directors. Any pledge by a Director or any other executive officer is not permitted without the consent of the Chairman of the Board of Directors. In deciding whether to grant consent, the Audit Committee or the Chairman, as the case may be, will consider the number of shares proposed to be pledged, the potential impact of a forced sale of the pledged stock on the Corporation's stock price, the length of the loan, the ability of the individual to repay the loan without recourse to shares, stock ownership guidelines applicable to the individual and such other factors determined to be relevant under the circumstances. There are no outstanding pledges by anyone subject to the pledging policy.
Employment, Severance and Change of Control Agreements
The Corporation does not generally enter into employment contracts with its executive officers, including severance arrangements. None of our named executive officers have employment contracts, although as described on page 21 of this proxy statement we entered into a transition and consulting agreement with Mr. Jones in connection with his retirement as CEO and transition to Non-Executive Chairman. The executives serve at the will of the Board of Directors. This approach allows for removal of an executive officer prior to retirement whenever it is in the best interest of the Corporation to do so, with discretion on whether to provide any severance benefits (excluding vested benefits). On the rare occasion when an executive officer is removed, the Committee exercises its business judgment in approving any appropriate separation agreement in consideration of all relevant circumstances, including the individual's term of employment, past accomplishments and reasons for separation.
The Committee has approved change of control employment agreements with each of the named executive officers and with certain other executives. The current agreements were approved in 2009 after reviewing the competitive data for similar arrangements with the independent consultant. The Committee has adopted these agreements to provide executive officers with a strong incentive to continue their employment with the Corporation if there is a change of control, or the threat of such a transaction, and to maintain a competitive total compensation program. These change of control employment agreements provide severance to executives if they have a qualifying termination of employment following a change of control.
Change of control severance payments are subject to a “double trigger” requiring that a change of control occur and a termination, or constructive termination, of employment also occur within the two-year protection period following the change of control. Additionally, stock options and performance shares have “double trigger” vesting. Our named executive officer's change of control agreements are automatically renewed each year with a one-year term unless 60-days notice of non- renewal is given prior to the renewal date. There are no excise tax gross-ups on these change of control benefits. As described in more detail under “Potential Payments Upon Termination or Change of Control,” the severance benefit under the change of control of agreement is equal to three times the named executive officer's annual compensation, which is the sum of his annual salary and annual incentive bonus target.

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The Committee has determined, based upon its independent consultant's review of competitive practices, that the severance benefit will not exceed two times any new executive officer's annual compensation, except for the severance benefit that may be paid to a new chief executive officer.
The Committee has provided for special treatment of long-term incentive awards upon death, disability and retirement, as well as change of control. The Committee evaluates these provisions from time to time and believes they are appropriate as part of a competitive total compensation program. For additional details about the terms and potential payments in the event of change of control and other separations, see the discussion of “Potential Payments upon Termination or Change of Control.”
Payment Recovery Provisions
Executive officers are subject to certain restrictive agreements upon a termination of employment, including confidentiality restrictions, mutual arbitration agreements, non-competition covenants and employee non-solicitation arrangements. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching the non-compete or non-solicitation restrictions.
The CEO and CFO could also be required by law to reimburse the Corporation for certain incentive compensation amounts received associated with misconduct leading to an accounting restatement. In addition to the recovery provisions stated above, the Corporation has a clawback policy that allows the Board, at its discretion, to recover annual incentive payments, performance share payments and stock option gains from a covered executive if the Board determines that the covered executive engaged in fraud or illegal activity and as a result there was a substantial negative impact to the Corporation or its financial condition, including upon a financial restatement. Under the policy, the Board may recover the last three incentive compensation and performance share payments and any gains realized upon the exercise of stock options in the preceding three years. The clawback policy covers all of our executive officers, as well as our Vice President & General Managers and certain other executives with financial oversight.
Tax Deductibility of Executive Compensation
Under Internal Revenue Code Section 162(m), a publicly-held Corporation may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its CEO and its three other most highly compensated named executive officers (other than its CFO) who are employed on the last day of its taxable year unless the compensation is “performance based.” Annual incentive plan payments, grants of stock options and grants of performance shares are intended to qualify as "performance based" compensation. Since the Committee retains discretion with respect to base salaries and certain other compensation awards, those elements do not qualify as “performance based” compensation for these purposes. For fiscal year 2013, the Committee believes that all of the compensation for the named executive officers is deductible under this tax code provision. Although the Committee takes into account the tax impact of Section 162(m), it has discretion to forego tax deductibility.
Bonuses under the Corporation's Annual Incentive Plan for the named executive officers are paid pursuant to the 2006 Annual Incentive Compensation Plan for Senior Executive Officers to allow the payments to be fully deductible to the Corporation for tax purposes. This plan defines a maximum amount for the awards that can be allocated each year to each of the named executive officers. The annual incentive awards actually paid to these executives have always been well below this plan's maximum. The Committee uses negative discretion to reduce the amount otherwise payable under this plan so these senior executives earn fully deductible annual incentive payments based on the achievement of the same performance goals set forth in the annual incentive plan that applies to all employees generally.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the executive compensation program in a manner that serves the interests of the Corporation and its shareowners. For a discussion of the policies and procedures, see “Corporate Governance; Board of Directors and Committees- Compensation Committee” in this proxy statement.
Management of the Corporation prepared the Compensation Discussion and Analysis of the compensation program for named executive officers. We reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2013 (included in this proxy statement) with management. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the 2013 Form 10-K for filing with the Securities and Exchange Commission. The Board has approved that recommendation.
Compensation Committee
Anthony J. Carbone, Chairman
Ralph E. Eberhart
John A. Edwardson
Jeffrey L. Turner

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SUMMARY COMPENSATION TABLE
The following table shows the compensation paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers serving at the end of our fiscal year. The table also shows the compensation paid to two executive officers who retired during the last fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value ($)(6)	All Other Compensation ($)(7)	Total ($)
Robert K. Ortberg, Chief Executive Officer and President	2013	732,309	--	1,495,942	1,515,323	667,196	—	120,561	4,531,331
	2012	579,270	--	671,055	550,044	186,177	233,133	123,870	2,343,549
	2011	556,501	--	533,529	550,154	467,000	114,296	102,130	2,323,610
Patrick E. Allen, SVP and CFO	2013	567,750	--	565,046	500,088	433,038	—	89,947	2,155,869
	2012	547,500	--	610,050	500,040	184,781	201,844	94,565	2,138,780
	2011	518,750	--	485,021	500,140	411,000	92,700	81,528	2,089,139
Kent L. Statler, EVP and COO, Commercial Systems	2013	573,751	--	621,508	551,092	422,969	—	89,115	2,258,435
	2012	556,001	--	671,055	550,044	200,160	253,210	111,128	2,341,598
	2011	533,250	--	533,529	550,154	452,000	115,435	94,679	2,279,047
Philip J. Jasper, EVP and COO Government Systems	2013	450,002	--	508,523	450,328	338,726	—	74,317	1,821,896

Gary R. Chadick, SVP, General Counsel & Secretary	2013	473,501	--	327,711	291,096	288,078	—	68,860	1,449,246
	2012	455,001	--	335,561	275,022	136,500	123,988	79,165	1,405,237
	2011	435,001	--	252,217	260,367	292,320	58,819	72,224	1,370,948
Clayton M. Jones, Non-Executive Chairman and Former CEO	2013	1,141,566	--	2,260,001	2,000,352	1,328,783	—	196,738	6,927,440
	2012	1,128,876	--	2,440,065	2,000,160	541,860	896,613	247,783	7,255,357
	2011	1,083,751	--	1,818,789	1,875,525	1,335,181	668,215	218,371	6,999,832
Gregory S. Churchill, Former EVP International and Service Solutions	2013	308,063		508,523	450,328	209,175	699,429	67,254	2,263,917
	2012	558,251	--	549,045	450,036	175,849	547,954	116,625	2,397,760
	2011	547,000	--	436,514	450,126	429,000	278,767	111,914	2,253,321
(1) Salaries reported are based on a fiscal year, while any approved adjustments to salary are generally implemented on a calendar year basis. For Mr. Ortberg, represents his $700,000 annual salary prior to his August 1, 2013 promotion and his $900,000 salary thereafter. For Messrs. Jones and Churchill, represents salary paid prior to their retirement dates of September 20, 2013 and April 15, 2013, respectively. Salaries include amounts deferred to the Corporation’s qualified and non-qualified savings plans, as well as to the Corporation’s deferred compensation plan. The annual salary reported in the table may vary from year to year in part because the number of days in our fiscal year may vary.
(2) No discretionary bonus was paid to any named executive officer.
(3) The dollar values set forth represent the aggregate grant date fair value for stock awards and stock options, respectively, in fiscal years 2013, 2012 and 2011 in accordance with FASB ASC Topic 718 and do not reflect a reduction for possible forfeitures. Generally, the aggregate grant date fair value is the amount we expect to expense on the date of grant in our financial statements over the vesting schedule of an award. These amounts represent our expected accounting expense and do not correspond to the actual value that may be realized by the named executive officers. A discussion of the assumptions used in calculating the aggregate grant date fair values for the stock awards and stock options is set forth in Note 13 of the Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K.
(4) The vesting of the performance shares is dependent on our achievement of cumulative sales and return on sales over a three year period. The number of shares that vest is also subject to adjustment based on our relative total shareowner return as compared to the peer companies as described on page 31 of this proxy statement. The dollar values set forth in this column represent the aggregate grant date fair value of the performance shares based upon the probable outcome of the achievement of our cumulative sales and return on sales goals on the date of grant. Since the probable outcome of achievement of these goals on the date of grant may vary year over year, and individual performance share targets may also vary, the dollar values reported may vary year over year. The aggregate grant date fair value of the 2013 performance shares assuming that the cumulative sales and return on sales goals are fully achieved would result in an additional value of $1,532,078 to Mr. Ortberg, $478,506 to Mr. Statler, $435,036 to Mr. Allen, $391,518 to Mr. Jasper, $252,308 to Mr. Chadick, $1,740,000 to Mr. Jones and $391,518 to Mr. Churchill.
(5) The dollar values in this column represent Annual Incentive Compensation Plan payments.
(6) For each of the named executive officers, with the exception of Mr. Churchill, who retired in April 2013, there was a reduction in pension value because the discount rate used to value these benefits increased from 3.56% to 4.48% from 2012 to 2013. For Mr. Churchill, the decrease in his pension value due to the use of a higher discount rate was more than offset by an increase in the pension value attributable to his early commencement of a subsidized pension. Pension plan participants whose combination of age and service is at least 85 (85 points) are entitled to receive a subsidized pension if they retire after having attained age 55. It had been previously assumed that Mr. Churchill would commence his pension at age 62 without benefiting from the 85 point provision.

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(7) Includes the aggregate incremental cost to the Corporation of providing perquisites and personal benefits to the named executive officers for the year. Named executive officers are eligible for automobile allowances, airline club memberships, financial planning, an executive long-term disability benefit, event tickets and an executive physical. The aggregate incremental cost of the executive long-term disability benefit is calculated based on the additional cost to insure this benefit as compared to the long-term disability benefit provided to employees generally.
For Mr. Ortberg the amount in this column for 2013 represents the sum of the following components: $25,200 for automobile allowance, contributions to the Corporation’s qualified and non-qualified savings plans made up of $32,908 in company matching contributions and $54,878 in retirement contributions, plus other perquisites totaling $7,575, comprised of an executive physical, the incremental cost of the executive long-term disability benefit, financial planning, incidental costs from spousal attendance at offsite meetings and event tickets.
For Mr. Allen the amount in this column for 2013 represents the sum of the following components: $20,400 for automobile allowance, contributions to the Corporation’s qualified and non-qualified savings plans made up of $25,685 in company matching contributions and $37,610 in retirement contributions, $2,750 for an executive physical plus other perquisites totaling $3,502, comprised of the incremental cost of the executive long-term disability benefit, financial planning and incidental costs from spousal attendance at an offsite meeting.
For Mr. Statler the amount in this column for 2013 represents the sum of the following components: $20,400 for automobile allowance, contributions to the Corporation’s qualified and non-qualified savings plans made up of $25,958 in company matching contributions and $39,124 in retirement contributions, plus other perquisites totaling $3,633 comprised of the incremental cost of the executive long-term disability benefit, incidental costs from spousal attendance at offsite meetings, financial planning, an airline club and event tickets.
For Mr. Jasper the amount in this column represents the sum of the following components: $20,400 for automobile allowance, contributions to the Corporation's qualified and non-qualified savings plans made up of $20,423 in company matching contributions and $25,051 in retirement contributions, $4,120 for financial planning, plus other perquisites totaling $4,323, comprised of the incremental cost of the executive long-term disability benefit, an executive physical, incidental costs from spousal attendance at an offsite meeting, an airline club and event tickets.
For Mr. Chadick the amount in this column for 2013 represents the sum of the following components: $20,400 for automobile allowance, contributions to the Corporation's qualified and non-qualified savings plans made up of $21,403 in company matching contributions and $21,338 in retirement contributions, $3,825 for financial planning plus other perquisites totaling $1,894, comprised of the incremental cost of the executive long-term disability benefit, incidental costs from spousal attendance at an offsite meeting and event tickets.
For Mr. Jones the amount in this column for 2013 represents the sum of the following components: $25,200 for automobile allowance, contributions to the Corporation’s qualified and non-qualified savings plans made up of $52,669 in company matching contributions and $102,319 in retirement contributions, $10,000 for financial planning, plus other perquisites totaling $6,550, comprised of the incremental cost of the executive long-term disability benefit, an executive physical and incidental costs from spousal attendance at offsite meetings.
For Mr. Churchill the amount in this column for 2013 represents the sum of the following components: $11,900 for automobile allowance, contributions to the Corporation’s qualified and non-qualified savings plans made up of $15,782 in company matching contributions and $29,860 in retirement contributions, $9,075 for financial planning plus other perquisites totaling $637, comprised of the incremental cost of the executive long-term disability benefit and event tickets.

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GRANTS OF PLAN-BASED AWARDS
Shown below is information on grants to the named executive officers of plan-based awards during fiscal year 2013.

Name	Grant Date	Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All other Stock Awards: Number of Shares Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Ortberg	9/29/2012	ICP (1)	538,247	1,435,325	—	—	—	—	—	—
	11/12/2012	Performance Shares (2)	—	—	16,554	39,730	—	—	—	1,017,046
	11/12/2012	Stock Options (3)	—	—	—	—	—	72,400	54.37	900,656
	9/18/2013	Performance Shares (2)	—	—	8,298	19,915	—	—	—	478,896
	9/18/2013	Stock Options (3)	—	—	—	—	—	33,100	73.99	614,667
Allen	9/29/2012	ICP (1)	319,359	851,625	—	—	—	—	—	—
	11/12/2012	Performance Shares (2)	__	__	9,197	22,073	—	—	—	565,046
	11/12/2012	Stock Options (3)	__	__	—	—	—	40,200	54.37	500,088
Statler	9/29/2012	ICP (1)	344,251	918,002	—	—	—	—	—	—
	11/12/2012	Performance Shares (2)	—	—	10,116	24,278	—	—	—	621,508
	11/12/2012	Stock Options (3)	—	—	—	—	—	44,300	54.37	551,092
Jasper	9/29/2012	ICP (1)	270,001	720,003	—	—	—	—	—	—
	11/12/2012	Performance Shares (2)	—	—	8,277	19,865	—	—	—	508,523
	11/12/2012	Stock Options (3)	—	—	—	—	—	36,200	54.37	450,328
Chadick	9/29/2012	ICP (1)	213,075	568,201	__	—	—	—	—	—
	11/12/2012	Performance Shares (2)	—	—	5,334	12,802	—	—	—	327,711
	11/12/2012	Stock Options (3)	—	—	—	—	—	23,400	54.37	291,096
Jones	9/29/2012	ICP (1)	1,027,410	2,739,759	—	—	—	—	—	—
	11/12/2012	Performance Shares (2)	—	—	36,785	88,284	__	—	—	2,260,001
	11/12/2012	Stock Options (3)	—	—	—	—	—	160,800	54.37	2,000,352
Churchill	9/29/2012	ICP (1)	161,733	431,289	—	—	—	—	—	—
	11/12/2012	Performance Shares (2)	—	—	8,277	19,865	—	—	—	508,523
	11/12/2012	Stock Options (3)	—	—	—	—	—	36,200	54.37	450,328
(1) The amount set forth in this row represents the 2013 annual incentive established for each named executive officer under the Annual Incentive Compensation Plan (ICP), which is an incentive program designed to reward the achievement of annual performance goals. The performance measures and methodology for calculating payouts are described in the “Compensation Discussion and Analysis.” See the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for the amounts paid for 2013. The annual incentive pool under the ICP is the sum of all target bonuses for the named executive officers and other executives who participate in the annual incentive plan multiplied by the annual incentive payout percent based on the performance of the Corporation against the goals that were established for the year. The incentive pool is subject to business unit, as well as individual, adjustments in accordance with recommendations from the CEO to the Compensation Committee.
(2) The amounts set forth in this row represent the 2013 annual performance share awards granted in November 2012 to each named executive officer and also in September 2013 for Mr. Ortberg under our 2006 Long-Term Incentives Plan. These long-term incentive grants are designed to reward the achievement of return on sales and cumulative sales growth goals over a three-year performance period. Payouts can range from 0 to 200% of target and may be further adjusted based on our total shareowner return for the performance period as measured against the areospace and defense peer group companies. This adjustment is a multiplier that can range from plus 20% to minus 20%. See the “Compensation Discussion and Analysis” for more information. Until the distribution of any Common Stock after the performance period is

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complete, executives do not have rights to vote the shares, receive dividends or any other rights as a shareowner. Named executive officers must remain employed through the performance period to earn an award, although pro-rata vesting will occur if employment terminates earlier due to early or normal retirement, death or disability. See the “Potential Payments Upon Termination or Change of Control” for further discussion.
(3) The amounts set forth in this row are the number of stock options granted in November 2012 to each named executive officer and also granted in September 2013 to Mr. Ortberg under our 2006 Long-Term Incentives Plan. The grant date fair values were computed as described in Note 13 of the Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K. Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant and have a ten year term. These stock options may also vest following a change of control upon a qualifying termination and all stock options vest upon death or disability. Upon an early or normal retirement, all stock options that were granted more than one year prior to retirement will continue to vest in accordance with their terms and be exercisable for up to five years after retirement. See “Potential Payments Upon Termination or Change of Control” for a discussion of the treatment of stock options in these situations. Stock options expire ten years from the date of the grant. No dividends or dividend equivalents are payable with respect to stock options. The exercise price for all stock options is equal to our closing price on the date of the grant.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides outstanding stock options and unvested stock awards information for the named executive officers as of the end of fiscal year 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ortberg	11/06/03	4,717	—	27.97	11/06/13	—	—
	11/02/04	12,100	—	36.55	11/02/14	—	—
	11/17/05	6,500	—	44.85	11/17/15	—	—
	11/09/06	27,200	—	57.92	11/09/16	—	—
	11/13/07	20,200	—	74.05	11/13/17	—	—
	11/21/08	77,800	—	30.39	11/21/18	—	—
	11/20/09	43,000	—	53.08	11/20/19	—	—
	11/19/10	24,933	12,467	55.75	11/19/20	19,732	1,353,418
	11/14/11	13,200	26,400	55.01	11/14/21	19,998	1,371,663
	11/12/12	—	72,400	54.37	11/12/22	33,108	2,270,878
	09/18/13	—	33,100	73.99	09/18/23	16,596	1,138,320
Allen	11/17/05	26,400	—	44.85	11/17/15	—	—
	11/09/06	19,700	—	57.92	11/09/16	—	—
	11/13/07	14,900	—	74.05	11/13/17	—	—
	11/21/08	63,700	—	30.39	11/21/18	—	—
	11/20/09	35,200	—	53.08	11/20/19	—	—
	11/19/10	22,666	11,334	55.75	11/19/20	17,938	1,230,367
	11/14/11	12,000	24,000	55.01	11/14/21	18,180	1,246,966
	11/12/12	—	40,200	54.37	11/12/22	18,394	1,261,644
Statler	11/17/05	2,229	—	44.85	11/17/15	—	—
	11/09/06	1,726	—	57.92	11/09/16	—	—
	11/13/07	10,600	—	74.05	11/13/17	—	—
	11/21/08	3,290	—	30.39	11/21/18	—	—
	11/20/09	27,400	—	53.08	11/20/19	—	—
	11/19/10	24,933	12,467	55.75	11/19/20	19,732	1,353,418
	11/14/11	13,200	26,400	55.01	11/14/21	19,998	1,371,663
	11/12/12	—	44,300	54.37	11/12/22	20,232	1,387,713

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Jasper	02/10/04	1,600	—	32.91	02/10/14	—	—
	11/02/04	2,700	—	36.55	11/02/14	—	—
	11/17/05	1,460	—	44.85	11/17/15	—	—
	03/08/06	490	—	52.20	03/08/16	—	—
	11/09/06	1,570	—	57.92	11/09/16	—	—
	04/23/07	2,500	—	66.57	04/23/17	—	—
	11/13/07	3,900	—	74.05	11/13/17	—	—
	11/21/08	14,200	—	30.39	11/21/18	—	—
	11/20/09	9,000	—	53.08	11/20/19	—	—
	11/19/10	5,213	2,607	55.75	11/19/20	4,126	283,002
	11/14/11	2,760	5,520	55.01	11/14/21	4,182	286,843
	11/12/12	—	36,200	54.37	11/12/22	16,554	1,135,439
Chadick	11/17/05	2,229	—	44.85	11/17/15	__	—
	11/09/06	1,726	—	57.92	11/09/16	__	—
	11/13/07	10,600	—	74.05	11/13/17	__	—
	11/19/10	3,992	5,900	55.75	11/19/20	9,328	639,808
	11/14/11	6,600	13,200	55.01	11/14/21	10,000	685,900
	11/12/12	—	23,400	54.37	11/22/22	10,668	731,718
Jones	11/06/03	3,575	—	27.97	11/06/13	—	—
	11/02/04	185,000	—	36.55	11/02/14	—	—
	11/17/05	98,800	—	44.85	11/17/15	—	—
	11/09/06	74,700	—	57.92	11/09/16	—	—
	11/13/07	63,600	—	74.05	11/13/17	—	—
	11/21/08	233,400	—	30.39	09/20/18	—	—
	11/20/09	136,800	—	53.08	09/20/18	—	—
	11/19/10	85,000	42,500	55.75	09/20/18	67,266	4,613,775
	11/14/11	48,000	96,000	55.01	09/20/18	72,716	4,987,590
	11/12/12	—	—	—	—	73,570	5,046,166
Churchill	11/02/04	18,728	—	36.55	11/02/14	—	—
	11/17/05	37,771	—	44.85	11/17/15	—	—
	11/09/06	27,574	—	57.92	11/09/16	—	—
	11/13/07	20,900	—	74.05	11/13/17	—	—
	11/21/08	74,510	—	30.39	04/15/18	—	—
	11/20/09	43,000	—	53.08	04/15/18	—	—
	11/19/10	20,400	10,200	55.75	04/15/18	16,144	1,107,317
	11/14/11	10,800	21,600	55.01	04/15/18	16,362	1,122,270
	11/12/12	—	—	—	—	16,554	1,135,439
(1) Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant. If an option recipient retires prior to the first anniversary of the grant date of the option, the option is terminated. The options granted to Messrs. Jones and Churchill in November 2012 were terminated for this reason.
(2) All stock options are granted with an exercise price equal to our closing share price on the date of grant.
(3) The amounts set forth in this column were calculated by multiplying each named executive officer’s target performance shares by the maximum payout percentage assuming no adjustment for the TSR performance modifier. The actual number of shares that will be awarded, to the extent earned, will be determined after the applicable three-year performance period is complete. Vesting and payment of performance shares for the November 2011 grant (covering the fiscal year 2012–2014 performance period) will be based on performance for the three-year cycle ending with fiscal year 2014. Vesting and payment of performance shares for the November 2012 grant (covering the fiscal year 2013–2015 performance period) will be based on performance for the three-year cycle ending with fiscal year 2015. If a performance share recipient retires prior to the completion of a three-year performance cycle, the performance share payout is prorated for each full month of service that is not completed prior to retirement. The performance shares payable to Messrs. Churchill and Jones will be prorated accordingly.

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(4) The market value of performance shares that have not vested as of our fiscal year end was calculated using our fiscal year end closing share price of $68.59 multiplied by the number of shares displayed in the prior column.

OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding stock options and stock awards, exercised and vested, for the named executive officers during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ortberg	11,283	479,116	7,695	527,800
Allen	24,000	647,538	6,996	479,856
Statler	23,345	426,256	7,695	527,800
Jasper	—	—	1,609	110,361
Chadick	156,365	4,317,562	3,638	249,530
Jones	246,425	8,675,867	26,324	1,805,563
Churchill	81,567	2,449,115	5,422	371,895
(1) The amounts shown in this column were calculated using the spread between the market price at exercise and the stock option exercise price, multiplied by the number of stock options exercised. The stock options exercised may include both incentive stock options and non-qualified stock options.
(2) The amounts shown in this column were calculated by multiplying the number of performance shares that vested with respect to the 2011–2013 performance period by $68.59, our fiscal year end closing share price.

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PENSION BENEFITS
The following table provides information as of the end of fiscal year 2013 (the pension measurement date for purposes of the Corporation’s financial statements) for each named executive officer regarding retirement benefits under the Corporation’s qualified and non-qualified pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ortberg	Rockwell Collins Pension Plan	19.2	565,666	—
	Rockwell Collins Non-Qualified Pension Plan	19.2	147,500	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.2	307,280	—
Allen	Rockwell Collins Pension Plan	11.8	254,504	—
	Rockwell Collins Non-Qualified Pension Plan	11.8	142,187	—
	2005 Rockwell Collins Non-Qualified Pension Plan	11.8	343,288	—
Statler	Rockwell Collins Pension Plan	19.8	416,759	—
	Rockwell Collins Non-Qualified Pension Plan	19.8	113,622	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.8	373,777	—
Jasper	Rockwell Collins Pension Plan	15.4	231,077	—
	Rockwell Collins Non-Qualified Pension Plan	15.4	—	—
	2005 Rockwell Collins Non-Qualified Pension Plan	15.4	7,442	—
Chadick	Rockwell Collins Pension Plan	5.3	159,673	—
	Rockwell Collins Non-Qualified Pension Plan	5.3	—	—
	2005 Rockwell Collins Non-Qualified Pension Plan	5.3	353,182	—
Jones	Rockwell Collins Pension Plan	26.8	1,192,964	—
	Rockwell Collins Non-Qualified Pension Plan	26.8	5,206,458	—
	2005 Rockwell Collins Non-Qualified Pension Plan	26.8	4,971,103	—
Churchill	Rockwell Collins Pension Plan	26.1	1,195,855	28,069
	Rockwell Collins Non-Qualified Pension Plan	26.1	609,055	15,266
	2005 Rockwell Collins Non-Qualified Pension Plan	26.1	1,960,100	—
In September 2006, the Corporation froze its qualified and non-qualified defined benefit pension plans applicable to the named executive officers and certain other salaried employees and shifted its emphasis to its savings plans. Set forth below is further disclosure relating to these qualified and non-qualified defined benefit pension plans that have been frozen.
The Corporation maintains qualified and non-qualified defined benefit pension plans for its employees. As part of the 2001 spin-off from Rockwell, all of the qualified defined benefit pension plans were merged into one plan and renamed the Rockwell Collins Pension Plan (“Qualified Pension Plan”). Effective September 30, 2006, the plan was amended to discontinue benefit accruals for salary increases and services rendered after that date, other than for employees covered by collective bargaining agreements. Each of the current named executive officers is eligible for

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a benefit under the Qualified Pension Plan that is included in the totals above. Benefit calculations for each named executive officer are unique depending on age, years of service and average annual covered compensation. Covered compensation includes salary and annual incentive payments.
The Corporation also maintains non-qualified supplemental defined benefit pension plans (the Rockwell Collins Non-Qualified Pension Plan (“NQ Pension Plan”) and the 2005 Rockwell Collins Non-Qualified Pension Plan (“2005 NQ Pension Plan”)) to provide eligible employees, including the named executive officers, with supplemental pension benefits in excess of the maximum benefit allowed under the Qualified Pension Plan by reason of limitations of the Internal Revenue Code. A participant’s supplemental retirement benefit is generally based on a continuation of the participant’s benefit calculation formula under the Qualified Pension Plan. The Corporation adopted the 2005 NQ Pension Plan to comply with the requirements of Internal Revenue Code Section 409A for non-qualified benefits earned after 2004. Non-qualified benefits for service and compensation earned before 2005 will be paid from the NQ Pension Plan and benefits for service and compensation earned after 2004 will be paid from the 2005 NQ Pension Plan.
Executive officers hired after January 1, 1993 are covered by an enhanced early build-up retirement benefit provision broadly available to the other salaried participants hired before 1993. This benefit was also frozen on September 30, 2006.
The Qualified Pension Plan does not have a lump sum option. Payments from the NQ Pension Plan are made in the same form and at the same time as payments from the Qualified Pension Plan. Under the 2005 NQ Pension Plan, participants made an election at the end of calendar year 2008 as to the form and timing of the payments that will be made upon separation from the Corporation. For benefits payable under the 2005 NQ Pension Plan, participants can elect to receive a life annuity, one lump sum or up to ten annual installments.
The present value of the accumulated pension benefit for each named executive officer is calculated as required by regulatory standards using a 4.48% discount rate as of September 27, 2013, and a retirement age of 62, the earliest age an executive can retire without a reduction in benefits. For Messrs. Jones and Churchill, the present value is calculated based on their actual retirement dates and their elected payment forms. None of the other named executive officers are eligible to retire. For the Qualified Pension Plan and the NQ Pension Plan, the form of payment for the named executive officers who have not retired assumes a weighted average of a joint and 60% survivor annuity and a single life annuity. For the 2005 NQ Pension Plan, the form of payment is based on the named executive officers’ election. For further discussion related to our pension assumptions, see Note 11 of the Notes to Consolidated Financial Statements in the 2013 Annual Report on Form 10-K.
We have established a rabbi trust, which was amended and restated on September 11, 2007 to reflect certain changes in respect of Internal Revenue Code Section 409A, relating to the NQ Pension Plans. The rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities of the NQ Pension Plan and the 2005 NQ Pension Plan as of such time.
NON-QUALIFIED DEFERRED COMPENSATION
The table below provides information on the non-qualified deferred compensation of the named executive officers in 2013, including the following elements:
Deferred Compensation Plan. The plan allows eligible employees to defer a portion of their income and earnings until a future date when distributions are received from the plan. Participation in the plan is an annual decision that covers only the upcoming calendar year and must be made during each year’s annual enrollment period. Participants are not allowed to change their deferral election during the year. The Corporation adopted the 2005 Deferred Compensation Plan to comply with Internal Revenue Code Section 409A requirements.
Participants may elect to defer up to 50% of their base salaries and/or as much as 100% of their annual incentive awards. The 2005 Deferred Compensation Plan also provides for a matching contribution for each participant to the extent participation in the plan reduces the matching contribution the executive would have received under the Corporation’s Qualified Retirement Savings Plan. With respect to distributions, the named executive officers may elect to receive their balances on a future specified date while in-service, at retirement (up to 15 annual installments or as a lump sum) or upon termination (lump sum only). All deferrals of base salary and/or incentive awards made in a calendar year will be subject to the same distribution election.
Participants can choose any of the measurement funds offered by the plan, which generally mirror the funds provided in the Corporation’s Qualified Retirement Savings Plan, and have the ability to change their investment elections at any time. The measurement fund options are intended to mirror as closely as possible the performance of the underlying mutual funds.

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Non-Qualified Retirement Savings Plan. The primary purpose of the Corporation’s Non-Qualified Retirement Savings Plan (“Non-Qualified Savings Plan”) is to supplement the Corporation’s Qualified Retirement Savings Plan (“Qualified Savings Plan”) by allowing employees to receive credits for contributions that could not be made to the Qualified Savings Plan due to the Internal Revenue Code compensation limit or annual additions limit. Additionally, employees receive credits to the Non-Qualified Savings Plan for amounts that but for the Internal Revenue Code limits would have been contributed to the Qualified Savings Plan (a) as company matching contributions (equal to 75% of the first eight percent of employee contributions before 2013 and 50% of the first eight percent of employee contributions thereafter) and (b) as company retirement contributions (such defined contributions are expressed as a specified percentage of eligible compensation determined based on an employee’s age and service).
Participants may defer up to 50% of their base salaries to the plan. To comply with Internal Revenue Code Section 409A regulations, the contribution percent in effect for the Qualified Savings Plan on December 31 of the prior year will be the contribution percent in effect for the current year in the Non-Qualified Savings Plan. With respect to distributions, contributions made prior to 2005 permit participants to receive their balances upon termination of employment either through a lump sum payment or in annual installments up to ten years. Contributions made in 2005 through 2007 are paid in a lump sum only upon termination of employment. The Corporation adopted the 2005 Non-Qualified Savings Plan to comply with Internal Revenue Code Section 409A requirements. Beginning with deferral elections for 2008, participants can receive their resulting balances upon termination of employment either through a lump sum payment or in up to ten annual installments.
The investment funds available for the employee and company credits are identical to the investment funds in the Qualified Savings Plan.
Distributions for the Deferred Compensation Plan and Non-Qualified Savings Plan are processed within the first 60 days of the calendar year following the year that an employee terminates or retires. However, if the named executive officer terminates or retires after June 30, the distribution will be processed within the first 60 days following June 30 of the following calendar year.
NON-QUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(2)	Aggregate earnings/(losses) in last fiscal year ($)(3)	Aggregate withdrawals/distributions ($)(4)	Aggregate balance at last fiscal year end ($)(5)

Ortberg	DCP NQSP	0 37,877	0 62,286	82,539 94,590	—	420,523 638,445
Allen	DCP NQSP	0 24,994	0 40,346	102,710 83,074	—	618,817 551,029
Statler	DCP NQSP	0 25,474	0 42,132	0 73,945	—	0 543,758
Jasper	DCP NQSP	5,103 11,806	0 17,307	9,009 6,375	—	85,586 67,564
Chadick	DCP NQSP	0 17,452	0 23,616	81,290 80,209	—	493,000 451,344
Jones	DCP NQSP	0 72,677	0 129,488	924,532 419,077	—	8,898,000 2,990,228
Churchill	DCP NQSP	0 12,105	0 28,708	191,388 185,066	—	1,001,607 854,570
1The amounts in this column include contributions that were reported in the Summary Compensation Table in fiscal year 2013.
2The amounts in this column include company contributions credited to each executive’s NQSP account during fiscal year 2013. Company contributions include credits equal to 75% of the first eight percent of the executive’s base salary prior to January 1, 2013, 50% of the first 8% thereafter, and retirement contributions equal to a percentage of eligible compensation (salary and incentive plan payments) based on the sum of the executive’s age and service. In each case, the contributions are only made to the extent they could not be made to the Qualified Savings Plan. The amounts in this column include registrant contributions that were reported in the Summary Compensation Table as All Other Compensation in fiscal year 2013.
3The amounts in this column include actual dividends and market value changes in the Deferred Compensation Plan (DCP) and NQSP accounts during fiscal year 2013.
4This column represents any withdrawals or distributions from the named executive officers’ DCP and/or NQSP accounts during fiscal year 2013.
5The fiscal year-end balances reported for the DCP do not include amounts that were previously reported in the Summary Compensation Table for fiscal year 2012 and include the following amounts for fiscal year 2011: Chadick ($29,781) and Churchill ($54,363). The fiscal year-end

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balances for the NQSP include the following amounts that were previously reported in the Summary Compensation for 2012 and 2011: Ortberg ($93,343 for 2012 and $74,540 for 2011), Allen ($68,680 for 2012 and $56,841 for 2011), Statler ($80,667 for 2012 and $67,186 for 2011), Chadick ($46,039 for 2012 and $38,066 for 2011), Jones ($255,738 for 2012 and $212,287 for 2011) and Churchill ($87,333 for 2012 and $75,784 for 2011).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following information and table set forth amounts that would be payable to our named executive officers upon certain termination scenarios and also upon the occurrence of a change of control of the Company without a termination.
We do not generally enter into employment contracts with our executive officers nor do we have any severance plan or arrangement for our executive officers. The executives serve at the will of the Board. This approach allows us to remove an executive officer prior to retirement whenever it is in the best interest of the Corporation, with discretion on whether to provide any severance package (excluding vested benefits). On the rare occasion when an executive officer is removed, the Compensation Committee exercises its business judgment in approving any appropriate separation agreement in consideration of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation.
Executive officers are subject to certain restrictive agreements with us upon termination of employment, including confidentiality restrictions, mutual arbitration agreements and non-competition covenants and employee non-solicitation covenants. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching these non-compete or non-solicitation restrictions. In addition, executives will continue to be subject to our clawback policy following termination of employment.
Assumptions and General Principles. The following assumptions and general principles apply with respect to the table below and any termination of employment of a named executive officer. The amounts shown in the table assume that each named executive officer was terminated at the end of fiscal year 2013. Accordingly, the table includes estimates of amounts that would be paid to the named executive officer upon the occurrence of a termination or change of control. The actual amounts to be paid to a named executive officer can only be determined at the time of the termination or change of control. Since Messrs. Jones and Churchill each retired before the end of the year, we only report their retirement payments.
A named executive officer is entitled to receive amounts earned during employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include base salary and unused vacation. These amounts are not shown in the table because they are not specifically related to the termination of employment.
Pursuant to the awards under our long-term incentives plans, a named executive officer who terminates employment by death, disability or retirement during the performance period under the award is eligible to receive a pro-rata payment for the portion of the period that elapsed prior to the termination of employment. In the event of a voluntary termination or a termination for cause before the end of the performance period, no payments will be made. See the discussion of “Long-Term Incentives” in the “Compensation Discussion and Analysis” for a description of our long-term incentive compensation plans.
A named executive officer may exercise any stock options that vested prior to the date of termination. Any payments related to these vested stock options are not included in the table because they are not specifically related to the termination of employment.
A named executive officer will be entitled to receive all amounts accrued and vested under our retirement and savings programs, pension plans and deferred compensation plans in which the named executive officer participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not specifically related to the termination of employment. Certain of these amounts are set forth in the Pension Benefits Table and the Non-Qualified Deferred Compensation Table.
Normal and Early Retirement. A named executive officer is eligible to elect normal retirement at age 65 and early retirement between the ages of 55 and 64. All of our full-time salaried employees hired prior to October 1, 2006 with at least ten years of service are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans and applicable limits on company contributions. In addition, upon normal and early retirement, all outstanding stock options will continue to vest in accordance with their terms and be exercisable for

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up to five years after retirement. As of the end of fiscal year 2013, none of the named executive officers who remained employed by us was eligible for normal or early retirement.
Death and Disability. In the event of the death of a named executive officer, all outstanding stock options will immediately vest and become exercisable. The amounts set forth in the table for stock options reflect the difference between the closing price of our Common Stock at fiscal year end 2013 and the exercise prices for each option for which vesting accelerated. In the event of the disability of a named executive officer, all stock options will continue to vest in accordance with their terms and the Corporation’s practices. Upon a named executive officer’s death or disability, the executive or the executive’s estate is entitled to a pro-rata payout in respect of outstanding performance shares. The payment will be made following the completion of the applicable performance period and will be based upon the performance achieved over the applicable performance period.
Each named executive officer is eligible for company-paid life insurance. Under our life insurance program, the beneficiary of a named executive officer is entitled to receive a death benefit equal to one times the executive’s annual salary. Life insurance benefits are not shown in the table because the one times salary amount is based on the same formula that is generally available to all salaried employees.
Each named executive officer also participates in our disability insurance programs, which consist of salary continuation, short-term disability, and long-term disability. The salary continuation and short-term disability benefits for named executive officers are based on the same formula as those generally available to all salaried employees, and are not shown in the table. For purposes of these programs, “disability” is defined as a condition caused by a non-occupational accident or sickness that results in an inability of the employee to perform the employee’s job, and the inability to do any other job for which the employee is fit by education, training or experience. The executive long-term disability program pays as follows: upon the occurrence of a disability under the program, a named executive officer will receive a monthly benefit equal to 50% of the base salary and 50% of the monthly average of the executive’s last five annual incentive pay awards until the earlier of: (a) age 65; (b) recovery from the disability; (c) date the named executive officer begins receiving retirement plan benefits; or (d) death. The amounts set forth in the table reflect the amount of the first year’s payments under the program and only reflect those amounts in excess of long-term disability benefits that would be generally available to all salaried employees.
Voluntary Termination and Termination for Cause. A named executive officer is not entitled to receive any severance payments or additional benefits upon his voluntary decision to terminate employment with the Corporation prior to being eligible for retirement or upon termination of employment by the Corporation for cause.
Change of Control. The Corporation has entered into change of control employment agreements with each of the named executive officers. Forms of these agreements have been publicly filed as exhibits to our reports filed with the SEC. Each agreement is set to expire in June 2014 with the agreements automatically renewed annually unless 60-days advance notice is given. Each agreement becomes effective upon a “change of control” of the Corporation during the term, as follows:

•	the acquisition by any individual, entity or group of 20% or more of the combined voting power of our outstanding securities

•	a change in the composition of a majority of our Board of Directors that is not supported by our current Board of Directors

•
a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, that results in a change in the majority of our Board of Directors or of more than 50% of our shareowners or

•	approval by our shareowners of the complete liquidation or dissolution of the Corporation
Each agreement provides for the continued employment of the executive for two years after the change of control on terms and conditions no less favorable than those in effect before the change of control. Severance benefits are available after a change of control, if a named executive officer’s employment is terminated by us without “cause” (termination for reasons other than willful nonperformance of duties after written demand or willful engagement of illegal conduct or gross misconduct) or if the executive terminates employment for “good reason” (including decrease in position, authority, duties or responsibilities, failure to maintain compensation, change in office location by more than 35 miles or certain breaches of the agreement) within that two-year period. The agreements do not provide for excise tax gross-ups. The executive is entitled to severance benefits equal to two or three times the executive’s annual compensation, including bonus, and the value of other retirement, health and welfare benefits for two or three years. Our chief executive officer, and any executive officer who was already a party to a change of control agreement with us prior to April 2012, will receive severance benefits based upon the

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three times multiplier. Any new executive officers, other than a new chief executive officer, will receive severance benefits based upon the two times multiplier.
In addition to the change of control agreements, our long-term incentive agreements also include accelerated vesting and potentially enhanced payout provisions in the event of a loss of employment in connection with a change of control of the Corporation. These long-term incentive arrangements include:

•
performance shares that become fully vested upon a change of control and a qualifying termination of employment and are subsequently paid out at the prior three-year average payout percentage for performance shares

•	stock options become fully vested upon a change of control and a qualifying termination of employment
The 2005 NQ Pension Plan provides for a lump sum payment payable upon a change of control without the requirement of a loss of employment if a participant elected this benefit prior to the end of calendar year 2008.
The following table presents, as of the end of fiscal year 2013, the estimated incremental payments potentially payable to the named executive officers upon each of the specified events. Since Messrs. Jones and Churchill each retired prior to the end of fiscal year 2013, the table only reflects their retirements.

Estimated Incremental Payments on Termination or Change of Control
	Ortberg	Allen	Statler	Jasper	Chadick	Jones	Churchill
Death; Normal and Early Retirement
Performance Shares (1)	$1,025,421	$625,929	$688,506	$284,854	$350,586	$2,503,558	$563,330
Stock Options (2)	$1,548,116	$1,043,093	$1,148,534	$623,199	$587,760	$1,849,380	$424,296
Disability
Performance Shares (1)	$1,025,421	$625,929	$688,506	$284,854	$350,586
Stock Options (2)	$1,548,116	$1,043,093	$1,148,534	$623,199	$587,760
Disability Benefits (3)	$272,380	$186,174	$185,630	$100,417	$140,606
Change of Control Without Termination
Retirement Benefits	—	—	—	—	—
Termination Without Cause or for Good Reason After A Change Of Control
Performance Shares (4)	$2,565,729	$1,346,822	$1,480,865	$763,291	$760,789
Stock Options (5)	$1,548,116	$1,043,093	$1,148,534	$623,199	$587,760
Severance (6)	$2,700,000	$1,716,000	$1,734,000	$900,000	$1,434,000
Annual Bonus (7)	$2,277,000	$986,700	$1,063,520	$552,000	$659,640
Benefits Continuation (8)	$44,596	$42,557	$42,632	$24,395	$37,813
Retirement Benefits (9)	$521,397	$234,489	$276,159	$122,921	$216,390
Outplacement Assistance (10)	$135,000	$85,800	$86,700	$67,500	$71,700
(1) The dollar values represent a pro-rata value calculated by multiplying each named executive officer’s target performance shares by the target payout percent assuming no adjustment for the peer performance modifier, pro-rating the amount for one third completion of the 2013-2015 performance period and pro-rating for two thirds completion of the 2012-2014 performance period and then multiplying these amounts by the fiscal year end closing share price of $68.59.
(2) The dollar values represent the spread value or “in the money” value of all outstanding unvested stock options at the end of the fiscal year as if they otherwise had become vested at the end of the fiscal year. For details on outstanding unvested stock options see the “Outstanding Equity Awards At Fiscal Year End” table.
(3) The dollar values set forth represent the incremental benefit amount for the executive long-term disability (LTD) plan. During the first 26 weeks of disability, named executive officers receive one week of salary continuation for each year of service (with a minimum of two weeks). After the expiration of salary continuation, named executive officers receive 60% of base pay, up to a weekly maximum of $1,385. The short-term disability (STD) benefit ends after 26 weeks of disability (salary continuation and STD combined). While on LTD, named executive officers receive 50% of base pay, payable until age 65. In addition, named executive officers receive an amount equal to 50% of the monthly average of their last five annual Incentive Compensation Plan payments. The total of LTD payments will be reduced by any other income benefits that exceed 20% of their monthly base salary.

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(4) The dollar values set forth are based on full participation periods. The dollar values were calculated by multiplying each named executive officer’s target performance shares by the prior three-year average payout percentage for performance shares assuming no adjustment for the peer performance multiplier and then multiplying these amounts by the fiscal year end closing price of $68.59.
(5) The dollar values set forth represent the sum of the spread or “in the money” value of the outstanding unvested stock options at the end of the fiscal year that vest upon the occurrence of a change of control and a qualifying termination.
(6) The dollar values set forth represent three times the base salary at the end of the fiscal year for Messrs. Ortberg, Allen, Statler and Chadick and two times for Mr. Jasper. Mr. Jasper receives two times due to changes made to our change of control employment agreement for new officers as described under “Employment, Severance and Change of Control Agreements” on page 34 of this proxy statement.
(7) The dollar values were calculated by multiplying each named executive officers’ base salary by his Incentive Compensation Plan target percent at the end of the fiscal year and multiplying this amount by the average Incentive Compensation Plan payout percent for the prior three fiscal years. This amount was multiplied by three for Messrs. Ortberg, Allen, Statler and Chadick. Mr. Jasper’s amount was multiplied by two due to changes made to our change of control employment agreements for new officers as described “Employment, Severance and Change of Control Agreements” under page 34 of this proxy statement.
(8) The dollar values represent the estimated cost of providing health and welfare benefits for three years following a termination after a change of control for Messrs. Ortberg, Allen, Statler and Chadick and the cost of providing these benefits for two years for Mr. Jasper.
(9) For each of the named executive officers, the values represent the equivalent of an additional three years (two years in the case of Mr. Jasper) of contributions to the Qualified Retirement Savings Plan and the Corporation’s 2005 Non-Qualified Savings Plan. In addition, for Messrs. Ortberg and Chadick, the amount reported includes the estimated value of an early retirement subsidy payable under the 2005 NQ Pension Plan to plan participants who attained age 50 but not age 55 upon the participant’s termination of employment. This value was estimated to be $43,391 for Mr. Ortberg and $33,756 for Mr. Chadick. The $43,391 for Mr. Ortberg was decreased by $2,353 to reflect a corresponding decrease in the value of the lump sum benefit payable under the NQ Pension Plan that would be payable upon a change of control. This decrease is largely driven by the use of a higher discount rate in valuing the lump sum payment payable upon a change of control as compared to the discount rate used to value the monthly benefits payable under the NQ Pension Plan absent a change of control.
(10) The dollar values set forth represent an estimate of outplacement assistance expense. The values were calculated by multiplying each named executive officer’s base salary at the end of the fiscal year times 15%. If outplacement assistance is necessary, the expense could vary.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are seeking an advisory vote from our shareowners to approve the compensation of our named executive officers, as disclosed in this proxy statement. Our Board of Directors has decided to have the advisory vote on the compensation of named executive officers annually until the next shareowner vote on how frequently the vote should occur. We have not decided when the next frequency vote will take place.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee, with assistance from its independent consultant, has structured our compensation program to emphasize pay-for-performance. The compensation opportunities provided to our named executive officers, as well as our other executives, are highly dependent on the Corporation’s and the individual’s performance, which in turn drives the enhancement of shareowner value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve our corporate objectives and to align with the interests of our long-term shareowners.
You have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:
“Resolved, that the shareowners approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”
In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the Compensation Discussion and Analysis section of this proxy statement, as well as the following items:

•
The Compensation Committee believes that it has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareowner value. Since June 2001, when the Corporation became an independent public company, to the end of its 2013 fiscal year, it has delivered a total shareowner return of 256% compared to a 74% return for the S&P 500 and a 234% return for the S&P 500 Aerospace and Defense index.

•
The Corporation believes in pay-for-performance. The long-term incentive program is 100% performance-based. Performance shares become payable only if performance is achieved over three-year periods. Stock options only have value if the Corporation’s stock price increases.

•	The Corporation has a clawback policy that allows it to recover compensation.

2013 Rockwell Collins Proxy Statement | 49

•	The Corporation has not entered into employment agreements with its executive officers.

•	Tax gross-ups are not provided to executive officers.

•	Benefits are payable under change of control agreements only on a double trigger basis (i.e., a change in control and a qualifying termination of employment).

•	The Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.

•
The Compensation Committee values the shareowners’ opinions on executive compensation matters and will take the results of advisory votes into consideration when making future decisions regarding its executive compensation program.

The Board of Directors recommends that you vote “FOR” the foregoing resolution, which is presented as item (2) on the accompanying proxy card.

50 | Rockwell Collins, Inc.

AUDITORS

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS
The Audit Committee of our Board of Directors has selected the firm of Deloitte LLP (“Deloitte”) as our auditor for fiscal year 2014, subject to the approval of our shareowners. Deloitte has acted as our auditors since our inception as a public company in June 2001.
Before the Audit Committee selected Deloitte, it carefully considered the qualifications of that firm, including its prior performance and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of the auditors are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees Paid to Independent Auditors
The aggregate fees billed by Deloitte in fiscal years 2013 and 2012 were as follows (in thousands):

	2013	2012
Audit Fees(1)	$3,603	$3,542
Audit-Related Fees(2)	388	377
Tax Fees(3)	23	33
All Other Fees(4)	21	—
Total	$4,035	$3,952
(1) For professional services performed by Deloitte for the audit of our annual financial statements, assessment of our internal controls over financial reporting and review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2) For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes the following: employee benefit and compensation plan audits (including $288,000 in 2013 and $265,000 in 2012 for services performed for and paid by the plans); and attestations by Deloitte that are not required by statute or regulations.
(3) For tax audit assistance and tax work stemming from audit-related items.
(4) For human resources services.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee has adopted a pre-approval policy requiring it to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all the fiscal year 2012 and 2013 services provided by Deloitte. The Audit Committee also pre-approved in September 2013 certain audit and non-audit services contemplated to be performed by Deloitte in fiscal year 2014. The pre-approval policy requires that the details be provided to the Audit Committee of the particular service or category of service contemplated to be performed and such services are generally subject to a specific budget. The Audit Committee may also separately pre-approve services to be performed on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members, but not to management. Any pre-approvals by a member under this delegation are to be reported to the Audit Committee at its next scheduled meeting. Management and Deloitte are required to periodically report to the Audit Committee on the extent of the services provided by Deloitte pursuant to the pre-approval, including the fees for the services performed to date.
The Board of Directors recommends that you vote “FOR” the selection of Deloitte LLP as our auditors, which is presented as item (3) on the accompanying proxy card.

2013 Rockwell Collins Proxy Statement | 51

MANAGEMENT PROPOSAL

PROPOSAL TO AMEND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD
At last year's Annual Meeting of Shareowners, a non-binding shareowner proposal urged the Board of Directors to take all necessary steps to eliminate the classification of the Board of Directors such that all directors would be elected on an annual basis. The Board of Directors did not make a voting recommendation on this proposal since it wanted shareowners to express their views without any influence from the Board.
The shareowner declassification proposal received strong support, with 92.3% of votes cast (not including abstentions and broker non-votes) and 62.4% of our outstanding shares voting in favor of declassification. In light of this support, the Board of Directors, in accordance with the recommendation of the Board Nominating and Governance Committee, determined it is in the best interests of the Corporation and its shareowners to amend Article SEVENTH of the Company's Restated Certificate of Incorporation to eliminate the classification of the Board of Directors over a three-year period and to make certain related changes. The Board of Directors has adopted, and recommends that the Corporation’s shareowners approve, amendments to Article SEVENTH of the Corporation’s Restated Certificate of Incorporation to:

•	Provide for the elimination of the classification of the Board of Directors over a three-year period and the annual election of all directors beginning with the 2017 Annual Meeting of Shareowners; and

•	Provide that once the Board ceases to be classified, directors may, consistent with Delaware law, be removed with or without cause.
The text of the proposed amendments to Article SEVENTH of the Restated Certificate of Incorporation is attached to this proxy statement as Appendix B.
The affirmative vote of shareowners holding at least 80% of the Company's outstanding common stock is required to approve the proposed amendment. If shareowners approve the proposed amendment, then beginning at the 2015 Annual Meeting, directors standing for election will be elected to one-year terms. The existing terms of each class of directors elected prior to the 2015 Annual Meeting will not be shortened. Until declassification is complete, any newly created directorship will continue to be apportioned among the existing three director classes to maintain the number of directors in each class as nearly as equal as possible. If the proposed amendments are approved, then the entire Board of Directors will be elected annually beginning at the 2017 Annual Meeting.
Delaware corporate law provides that members of a board that is classified may be removed only for cause. At present, because the Board is classified, the Restated Certificate of Incorporation provides that directors are removable only for cause. If shareowners approve this proposal, Article SEVENTH of the Restated Certificate of Incorporation would be amended to provide that once the Board has become declassified, directors may be removed with or without cause.
If approved by shareowners, the proposed amendments to the Restated Certificate of Incorporation will become effective upon the filing of Articles of Amendment to the Restated Certificate of Incorporation with the Secretary of State of Delaware. If the proposed amendments are approved by shareowners, the Board will also make conforming changes to the Company's By-laws, which also provide for a classified Board of Directors. If shareowners do not approve the proposed amendments, then the Board of Directors will remain classified and all directors will continue to be elected to three-year terms.
The general description of the proposed amendments set forth above is qualified in its entirety by reference to the text of the proposed amendments, which is attached as Appendix B to this proxy statement. Additions to the Restated Certificate of Incorporation are indicated by underlining and deletions are indicated by over-strike.
The Board of Directors recommends that you vote “FOR” the amendments to our Restated Certificate of Incorporation to declassify the Board of Directors, which is presented as item (4) on the accompanying proxy card.

2013 Rockwell Collins Proxy Statement | 52

ADDITIONAL INFORMATION

VOTE REQUIRED

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”*
Election of Directors	For, against or abstain for each nominee	The three nominees who receive the greatest number of votes cast for election, a quorum being present	No effect	No effect
Advisory Vote on Executive Compensation	For, against or abstain	The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, a quorum being present, and entitled to vote thereon	Treated as votes against	No effect
Approve Deloitte LLP as our auditors	For, against or abstain	The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, a quorum being present, and entitled to vote thereon	Treated as votes against	Brokers have discretion to vote
Amend Restated Certificate of Incorporation to Provide for Annual Director Elections	For, against or abstain	The affirmative vote of shareowners holding at least 80% of our Common Stock on the record date	Treated as votes against	Treated as votes against
*A broker non-vote occurs when a broker has not received instructions from the beneficial owner of the Common Stock and the broker is not permitted to vote on a matter without having received such instructions.
The presence, in person or by proxy, of the holders of at least a majority of the shares of our Common Stock issued and outstanding on the record date set for the Annual Meeting is necessary to have a quorum for the Annual Meeting.
Under Delaware law and our Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter, whether those shareowners vote "for," "against" or abstain from voting (which will exclude broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for the advisory vote on executive compensation and for the approval of Deloitte LLP as our auditors and the total number of votes cast "for" that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy.
VOTING FOR DIRECTORS
The Board has a majority voting policy for the election of directors. A summary of this policy is set forth below.
In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) must promptly tender his or her resignation to the Board of Directors. The Board Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board of Directors will act on the tendered resignation within 90 days following certification of the election results.
The Board Nominating and Governance Committee, in making its recommendation, and the Board of Directors in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the shareowners withheld votes from such director, the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the Board and the overall composition of

2013 Rockwell Collins Proxy Statement | 53

the Board. Following the Board’s decision, the Corporation will promptly disclose the Board’s decision regarding whether to accept or reject the director’s resignation offer in a Form 8-K furnished to the Securities and Exchange Commission. If the Board has decided to reject the tendered resignation or to pursue any additional action, then the disclosure will include the rationale behind the decision.
Any director who tenders his or her resignation pursuant to this provision may not participate in the Board Nominating and Governance Committee deliberations and recommendation or in the Board’s decision whether to accept or reject the resignation offer.
For purposes of this policy, an uncontested election is an election where the only nominees as of the record date for the meeting are those recommended by the Board. If, in a contested election, a notice of nomination is withdrawn or declared invalid before the date of the meeting, the election will still be considered a contested election.
OTHER MATTERS
The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by October 10, 2013 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (1) through (4) of the accompanying Notice of 2014 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of copies of such forms we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for fiscal year 2013, we believe that all of our executive officers, directors and greater than ten percent beneficial owners complied with all SEC filing requirements applicable to them under Section 16(a) of the Securities Exchange Act with respect to transactions during fiscal year 2013.
ANNUAL REPORTS
Our 2013 Annual Report to Shareowners, including financial statements for fiscal year 2013 and this proxy statement, or a Notice containing instructions on how to access the proxy materials online, are being furnished to shareowners.
We will provide to shareowners, without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2013 (the “2013 Annual Report on Form 10-K”), as filed with the SEC (without exhibits). Exhibits to the 2013 Annual Report on Form 10-K will be furnished upon written request and payment of a fee of ten cents per page covering our costs. Written requests should be directed to us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, Attention: Investor Relations.
Our 2013 Annual Report to Shareowners, our 2013 Annual Report on Form 10-K and this proxy statement are also available free of charge on our website at www.rockwellcollins.com. All reports we file with the SEC are also available free of charge via EDGAR through the SEC’s website at www.sec.gov.

54 | Rockwell Collins, Inc.

ADDITIONAL INFORMATION

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2015
To be eligible for inclusion in our proxy statement, shareowner proposals for our 2015 Annual Meeting of Shareowners must be received by us on or before August 21, 2014 at the Office of the Secretary at our corporate headquarters, 400 Collins Road NE, Cedar Rapids, Iowa 52498. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at our 2015 Annual Meeting of Shareowners to notify our Secretary in writing at the address listed in the preceding sentence on or after September 10, 2014 and on or before October 9, 2014. If the number of directors to be elected to the Board at our 2015 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before September 29, 2014, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following such public announcement by us.
EXPENSES OF SOLICITATION
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few of our employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.
GENERAL Q&A ABOUT THE MEETING
Why are you receiving this proxy statement? We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Rockwell Collins, Inc. for use at the 2014 Annual Meeting of Shareowners to be held on February 6, 2014, and at any adjournments thereof. On or about December 19, 2013, we commenced mailing the following to our shareowners: this proxy statement, the accompanying proxy card, a copy of our 2013 Annual Report to Shareowners and a copy of our 2013 Annual Report on Form 10-K or a Notice containing instructions on how to access the proxy materials online.
What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.
What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. In addition, you may obtain information about Rockwell Collins, Inc. from the 2013 Annual Report on Form 10-K delivered with this proxy statement.
Why did you receive a Notice of Electronic Availability of Proxy Statement and Annual Report? As permitted by SEC rules we are making this proxy statement, our 2013 Annual Report to Shareowners and our 2013 Annual Report on Form 10-K available to our shareowners electronically via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review all of the important information contained in the proxy statement, the 2013 Annual Report to Shareowners and the 2013 Annual Report on Form 10-K. The Notice also instructs you how to submit your vote over the Internet. If you received a Notice by mail or electronically and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What is the purpose of the meeting? The purpose of the 2014 Annual Meeting of Shareowners is to obtain shareowner action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors, a non-binding, advisory vote to approve our executive compensation, approval of the selection of Deloitte LLP as our independent auditors for fiscal year 2014 and a proposal to amend our Restated Certificate of Incorporation to declassify the Board of Directors. This proxy statement provides you with detailed information about each of these matters.
Who can vote? Shareowners of record as of the close of business on December 9, 2013 are entitled to vote. On that day, 135,188,308 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.
How many shares are you entitled to vote? The number of shares you are entitled to vote is reflected on the proxy card and coded as follows: COM—common shares registered with our Transfer Agent; SAV PL—shares in

2013 Rockwell Collins Proxy Statement | 55

Rockwell Collins Savings Plans; or USA ESPP—shares in the United Space Alliance employee stock purchase plan. These designations apply only if you hold your shares through the Transfer Agent or these plans.
What is the difference between a record owner and an owner holding shares in “street name”? If your shares are registered in your name, you are a record owner. If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name.”
How do you vote if your shares are held in your name as a record owner? You may have a choice of voting by:

•	Internet • Mail

•	Telephone • In person at the Annual Meeting
Voting on the Internet is easy and fast. Go to the website referenced on the Notice or enclosed proxy card and follow the instructions. Please have the Notice or the proxy card in hand when accessing the website. This vote will be counted immediately, and there is no need to send in the proxy card.
Voting by telephone is also simple and fast. Call the toll-free number on the proxy card and listen for further instructions. In order to respond to the questions, you must have a touch-tone phone and the proxy card in hand. This vote will be counted immediately, and there is no need to send in the proxy card.
If you are a shareowner of record, you can save us money by voting by telephone or on the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing any enclosed proxy card. If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification with you to the meeting. As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	by filing a written notice of revocation with our Corporate Secretary

•	by duly signing and delivering a proxy that bears a later date

•	by subsequently voting by telephone or Internet as described above

•	by attending the Annual Meeting and voting in person
How do you vote if your shares are held in “street name”? If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible “street” name shareowners the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareowners whose banks or brokerage firms are participating in Broadridge’s program. If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker’s legal proxy and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
How do you vote if you participate in our Direct Stock Purchase and Dividend Reinvestment Plan? Shareowners participating in the Wells Fargo Shareowner Service Plus Plan that allows for direct stock purchases and dividend reinvestment are record owners, and Wells Fargo will vote the shares that it holds for the participant’s account only in accordance with the proxy returned by the participant to Wells Fargo, or in accordance with instructions given pursuant to our telephone or Internet voting procedures.
How do you vote shares held in the Rockwell Collins Savings Plans? If you are a participant in a Rockwell Collins Savings Plan the portion of the voting card providing directions to the trustee will serve as the voting instruction card to the trustee of the plans for all shares of our Common Stock that you own through the plan.
Will your vote be confidential? It is our policy to keep confidential the proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.
Is an independent inspector of election used to verify the votes? We regularly engage a representative of our transfer agent as an inspector of election to verify the votes cast for the proposals at the Annual Meeting. In addition, company personnel are appointed as inspectors of election to assist the independent inspector of election.

56 | Rockwell Collins, Inc.

ADDITIONAL INFORMATION

What are your voting choices and what is the required vote? By giving us your proxy, you authorize our senior management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.
Proposal 1: Election of Directors. With respect to the election of nominees for director, you may:

•	vote “for” the election of all of the nominees for director named in this proxy statement

•	“withhold” authority to vote for all of the nominees or

•	withhold authority to vote for any individual nominee by writing that nominee’s number in the space provided
If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors, unless otherwise determined in accordance with the majority voting policy described under the heading “Voting for Directors”. Shareowners may not vote for more than three nominees.
Proposals 2, 3 and 4: Advisory Vote on Executive Compensation, Approval of Selection of Auditors and Declassification of Board of Directors. With respect to each of these proposals, you may:

•	vote “for” the proposal

•	vote “against” the proposal or

•	“abstain” from voting on the proposal
The affirmative vote of shareowners holding at least 80% of our Common Stock on the record date is required to approve Proposal 4. If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on proposals 2 and 3 will be required to approve proposals 2 and 3, respectively. Because of this, a vote to abstain from voting on Proposals 2, 3 and 4 will have the effect of a vote against such matter. The vote on proposal 2 is non-binding on the Corporation.
What does it mean if you receive more than one proxy card or Notice? If you receive more than one proxy card or Notice, it likely means you have multiple accounts with brokers, our savings plans and/or our transfer agent. Vote all of these shares by responding to each item you receive.
Where can you find the voting results of the Annual Meeting? We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K to be filed with the SEC shortly after the Annual Meeting.
December 16, 2013

2013 Rockwell Collins Proxy Statement | 57

APPENDIX A
General Industry Peer Group*

Agilent Technologies	Gates**	PCL Constructors**
Allergan	Green Mountain	Pitney Bowes
American Sugar Refining	GTECH**	Polaris Industries
AMETEK	Hanesbrands	PolyOne
AMSTED Industries	Harman International Industries	Pulte Homes
Anixter Internaional	Harsco	Purdue Pharma
Arby's Restaurant Group	Hasbro	Quintiles
Armstrong World Industries	Hershey	Ralcorp Holdings
Ashland	Hunt Consolidated	Rockwell Automation
Avaya	International Data Group	Rockwell Collins
Avis Budget Group	International Flavors & Fragrances	ROHM Semiconductor USA**
Big Lots	J.M. Smucker	Sabre
Booz Allen Hamilton	J.R. Simplot	SAS Institute
Brunswick	JetBlue Airways	Schreiber Foods
CA	Kelly Services	Schwan's
CareFusion	Keystone Foods	Scotts Miracle-Gro
Carlson	Kinross Gold	Sealed Air
Catalyst Health Solutions	Kohler	ServiceMaster Company
Celanese Americas	Leggett & Platt	Shire Pharmaceuticals**
CGI Technologies & Solutions**	Leprino Foods	Snap-On
CH2M HILL	Level 3 Communications	Sonoco Products
Chemtura	Lexmark International	SPX
Chiquita Brands	Life Technologies	Starwood Hotels & Resorts
Cintas	Lincoln Electric	Terex
Clear Channel Communications	Lorillard Tobacco	Trepp**
Cliffs Natural Resources	Manitowoc	Trinity Industries
COACH	Mary Kay	Tupperware Brands
Cooper Industries	Mattel	Unisys
Dollar Tree	McGraw-Hill	United Rentals
Domtar	MeadWestvaco	United States Cellular
Dow Corning	Molson Coors Brewing	Valmont Industries
Ecolab	Mylan	Vulcan Materials
Endo Health Solutions	Nash Finch	VWR International
Essilor of America**	NBTY	Warner Chilcott
Exelis	NewPage	Watson Pharmaceuticals
Expedia	Omnicare	Westlake Chemical
Experian Americas**	OSI Restaurant Partners	Weyerhaeuser
Exterran	Owens Corning	Xylem
Forest Laboratories	Pall	YRC Worldwide
GAF Materials	Parsons
* Companies from the Towers Watson 2012 Compensation Data Bank with global revenues of $3 billion to $6 billion.
** A subsidiary.

A-1 | Rockwell Collins, Inc.

APPENDIX B
Proposed Amendments to Article SEVENTH of the Restated Certificate of Incorporation of Rockwell Collins, Inc.
The text of the proposed amendments is marked to reflect the proposed changes.
The affirmative vote of shareowners holding at least 80% of the Corporation’s outstanding common stock is required to approve these amendments.
Article SEVENTH of the Corporation’s Restated Certificate of Incorporation, as amended, is amended to read as follows:
SEVENTH:    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board. A director need not be a shareowner. The election of directors of the Corporation need not be by ballot unless the By-Laws so require.
~~The~~ Until the annual meeting of shareowners to be held in 2017, the directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall be divided into three classes, as nearly equal in number as possible. ~~One class of directors shall be initially elected for a term expiring at the annual meeting of shareowners to be held in 2002, another class shall be initially elected for a term expiring at the annual meeting of shareowners to be held in 2003, and another class shall be initially elected for a term expiring a the annual meeting of shareowners to be held in 2004.~~ Members of each class shall hold office until their successors are duly elected and qualified. At each annual meeting of the shareowners of the Corporation, ~~commencing with the 2002 annual meeting,~~ the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast for the election of directors at such meeting. At any annual meeting of shareowners held prior to the 2015 annual meeting, the directors whose terms expire at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of shareowners held in the third year following the year of their election. At the annual meeting of shareowners to be held: (1) in 2015, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the annual meeting of shareowners to be held in 2016; (2) in 2016, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the annual meeting of shareowners to be held in 2017; and (3) in 2017 and each annual meeting of shareowners thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of shareowners. Effective as of the 2017 annual meeting of shareowners, the Board of Directors will no longer be classified under Section 141(d) of the Delaware General Corporate Law and directors shall no longer be divided into three classes.
Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareowners at which the term of office of the class (if applicable) to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.
Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, (a) prior to the time at which the Board of Directors ceases to be classified under Section 141(d) of the Delaware General Corporation Law pursuant to this Article SEVENTH, any director may be removed from office at any time~~, but~~ only for cause and ~~only by~~(b) from and after the time at which the Board of Directors ceases to be classified under Section 141(d) of the Delaware General Corporation Law pursuant to this Article SEVENTH, any director may be removed from office at any time, with or without cause, provided that any removal pursuant to clause (a) or (b) shall require the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding capital stock of the Corporation (the "Capital Stock") entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.
No director of the Corporation shall be liable to the Corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the

2013 Rockwell Collins Proxy Statement | B-1

Corporation or its shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the shareowners of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.

B-2 | Rockwell Collins, Inc.

If you plan to attend the Annual Meeting of Shareowners to be held in Cedar Rapids, Iowa on February 6, 2014, be sure to:
• mark the appropriate box on the proxy card and mail the card using the enclosed envelope; or
• indicate your desire to attend the meeting through our telephone or Internet voting procedures; or
• call the Corporation’s Shareowner Relations line at (319) 295-4045.
If you indicate “Yes” you plan to attend, then either (1) you will receive a legal proxy from your broker or nominee (which legal proxy you should bring to the Annual Meeting) or (2) your name will be on the admittance list at the Annual Meeting Registration Desk if you are a holder of record.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address change? Mark box, sign, and indicate changes below: ‑	COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ITEMS (1), (2), (3) and (4)
BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4.

PROPOSAL 1: ELECTION OF THREE DIRECTORS:
For the election of three directors to serve as Class I directors:	01 C.A. Davis	03 D. Lilley			‑	Vote FOR all nominees (except as marked)	‑	Vote WITHHELD from all nominees
02 R.E. Eberhart

ò Please fold here - Do not separate ò

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION:
	To consider and vote on a non-binding resolution to approve the compensation of executive officers and related disclosures.		‑	For		‑ Against		‑ Abstain
PROPOSAL 3: SELECTION OF AUDITORS:
	For the selection of Deloitte & Touche LLP as our auditors for fiscal year 2014.		‑	For		‑ Against		‑ Abstain
PROPOSAL 4: AMENDMENTS TO DECLASSIFY BOARD OF DIRECTORS
	To consider and vote to approve amendments to our Restated Certificate of Incorporation to declassify the Board of Directors.		‑	For		‑ Against		‑ Abstain

Date			Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ROCKWELL COLLINS, INC.

ANNUAL MEETING OF SHAREOWNERS
THURSDAY, FEBRUARY 6, 2014
11:00 A.M. (CST)

The meeting will be held at:

THE CEDAR RAPIDS MARRIOTT
1200 COLLINS ROAD NE
CEDAR RAPIDS, IA 52402

YOUR VOTE IS IMPORTANT!
You can vote by Internet, telephone or mail.
See the instructions on the other side of this proxy card.

Notice of Internet Availability of Proxy Materials: You can access and review the Annual Report, Proxy Statement and Form 10-K on the Internet by going to the following Rockwell Collins’ website: www.rockwellcollins.com/annualmeeting

Notice of Electronic Delivery of Proxy Materials: You are encouraged to request to receive your future proxy materials by email delivery. Go to www.investorelections.com/col and follow the instructions.

PROXY
ROCKWELL COLLINS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert K. Ortberg and Patrick E. Allen jointly and severally, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa on February 6, 2014, or any postponement(s) or adjournment(s) thereof. Such proxies are directed to vote as specified or, if no specification is made, FOR proposal (1) the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2017; FOR proposal (2) to approve an Advisory Vote on Executive Compensation; FOR proposal (3) the selection of auditors; and FOR proposal (4) to approve amendments to our Restated Certificate of Incorporation to declassify the Board of Directors. The proxies are authorized to vote in accordance with their discretion on such other matters as may properly come before the meeting.
This card also constitutes your voting instructions for shares held of record in the savings plans of Rockwell Collins, Inc. (the Rockwell Collins Retirement Savings Plan and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees (“Plans”)) and the undersigned hereby authorizes the trustee of these Plans to vote the undersigned’s shares held in their accounts. The trustee is authorized under certain circumstances and in its discretion to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Any voting directions that are provided without specifying a particular vote will be voted FOR proposals (1), (2), (3) and (4). If a participant does not provide voting directions by February 3, 2014, the shares attributable to the participant’s account will be voted by the trustee in proportion to responses received from other participants.
To vote in accordance with the Board of Directors’ recommendations on proposals (1), (2), (3) and (4), just sign and date the other side; no boxes need to be checked.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/col	1-866-883-3382
Use the Internet to vote your proxy until 11:59 p.m. (CT) on February 5, 2014.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on February 5, 2014.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.